Exhibit 10.35

Second Amended and Restated Copy

SHARE PURCHASE AND SHAREHOLDERS’ RIGHTS AGREEMENT

dated as of May 16, 2008

as amended on June 2, 2009

and on May 1, 2010

by and among

CHRISTOPHE MORTEMOUSQUE

(on behalf of himself and ARFI)

PALLADIUM

and

K•SWISS INC.

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

		Page
Section 10.9	Arbitration	61
Section 10.10	Assignment; Successors	62
Section 10.11	Severability	62
Section 10.12	Counterparts	62
Section 10.13	Facsimile Signature	62

Schedules

Schedule	3.1(a)	–	Organization
Schedule	3.5	–	Capitalization
Schedule	3.7(b)	–	Restructuring
Schedule	3.7(c)	–	Post-Restructuring Capitalization
Schedule	3.8(a)	–	Financial Statements
Schedule	3.8(c)	–	Liabilities
Schedule	3.9	–	Distributions
Schedule	3.10	–	Indebtedness
Schedule	3.11(a)	–	Compliance with Law
Schedule	3.12	–	Litigation
Schedule	3.13	–	Employee Matters
Schedule	3.14(b)	–	Condition of Assets
Schedule	3.15(a)	–	Real Property
Schedule	3.16	–	Intellectual Property
Schedule	3.16(c)	–	Encumbrances on Intellectual Property
Schedule	3.16(e)	–	Company Registered IP
Schedule	3.16(g)	–	Intellectual Property Transfers and Licenses
Schedule	3.16(i)	–	Specific Intellectual Property
Schedule	3.17(d)	–	Tax Liability
Schedule	3.17(g)	–	Tax Losses
Schedule	3.17(i)	–	French Tax Consolidated Group
Schedule	3.17(s)	–	Restructuring Taxes
Schedule	3.17(t)	–	Deferred Taxes
Schedule	3.19(a)	–	Material Contracts
Schedule	3.21	–	Insurance
Schedule	6.3(b)	–	Required Consents
Schedule	6.3(g)	–	Bank Consents
Schedule	6.3(p)	–	Financial Estimates
Schedule	7.2(f)	–	Palladium Litigation
Schedule	8.1(a)(iii)		Company Car

Exhibits

Exhibit A	Loan Agreement
Exhibit B	By-Laws of the Company
Exhibit C	Termination Compensation
Exhibit D	Opinion of the Seller’s Counsel
Exhibit E	Minority Shareholder Share Transfer Agreement

SHARE PURCHASE AND SHAREHOLDERS’ RIGHTS AGREEMENT

SHARE PURCHASE AND SHAREHOLDERS’ RIGHTS AGREEMENT, dated as of May 16, 2008 (as amended by an Amendment No. 1 to Share Purchase Agreement and Shareholders’ Rights Agreement entered into on June 2, 2009, and by an Amendment No. 2 to Share Purchase Agreement and Shareholders’ Rights Agreement entered into on May 1, 2010, this “Agreement”), by and among Christophe Mortemousque, acting as founder, and in the name and on behalf of, ARFI, a simplified joint stock company (société par actions simplifieé) of France, with a registered office situated at 220, route de Grenoble, 69800 Saint-Priest, whose registration with the registre du commerce et des sociétés of Lyon is underway (the “Company”), Christophe Mortemousque, on behalf of himself, born on March 11, 1970, residing at 54, route de Collonges, 69450 Saint-Cyr au Mont d’Or, married to Mrs. Christelle Dubosc, under the régime de la separation de biens, under a notarized agreement entered into on August 16, 1996 made in Blaye, before Maître Monroux (the “Seller”), Palladium, a simplified joint stock company (societé par actions simplifieé) of France, with a registered office situated at 220, route de Grenoble, 69800 Saint-Priest, registered with the registre du commerce et des sociétés of Lyon under number 352 779 862 (“Palladium”), and K•Swiss Inc., a Delaware corporation (the “Buyer”).

RECITALS

A. The Seller owns 100% of the issued and outstanding shares, par value €10.00 per share (the “Equity Interests”), of the Company.

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, 57% of the Equity Interests (the “Shares”) of the Company.

C. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the remaining 43% of the Equity Interests of the Company (the “Other Shares”) on or before June 30, 2009.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Loan Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in either France or the City of Los Angeles.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Distributable Annual Profits” means, in respect of the Company or any of its Subsidiaries, for any given fiscal year, the after tax profit for such fiscal year, minus the sum of (i) the losses brought forward (pertes antérieures), (ii) any after tax profit derived from the sale of the Palladium Intellectual Property and (iii) the sums to be allocated to reserves pursuant to applicable Law and the by-laws of the company concerned.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“French Tax Consolidated Group” means a group of companies subject to a French specific tax regime provided for by Sections 223A et seq. of the French Tax Code which allows for consolidation of taxable income at the level of a parent company which is solely liable for corporate income tax computed on a tax consolidated basis and which includes the parent company and its French affiliates controlled at 95% or more.

“GAAP” means French generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any (i) national, multinational, supranational, provincial, municipal, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, arbitral or judicial body (including any grand jury), central bank, commission, board, bureau or instrumentality (including any authority responsible for assessing or collecting any Taxes, social security, customs, parafiscal contribution or any other Tax) and (ii) any subdivision or authority of any of the foregoing.

“IFRS” means the International Financial Reporting Standards as in effect on the date hereof.

“Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents, patent applications and registered industrial designs (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“knowledge,” with respect to a party, means the knowledge of such individual or of any officer or director of such party and such knowledge as would be imputed to such Persons upon due inquiry.

“Law” means any statute, law, treaty, ordinance, administrative guideline and regulation, other regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or not accrued or paid and, unless otherwise indicated, liquidated or unliquidated, secured or unsecured, joint or several, fixed or otherwise, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of that Person or is disclosed on any schedule hereto.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Seller or the Company and its Subsidiaries to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Palladium Brands” means the Marks and other Intellectual Property rights set forth in Schedule 3.16 registered (or demarcated) in the following countries: Austria, Belgium, Cyprus, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Japan, Luxembourg, Malta, the Netherlands, Portugal, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Social Contributions” means all contributions, including but not limited to, payroll contributions, unemployment insurance, retirement, social security or other social benefits or labor related payments or contributions which any of the Company or its Subsidiaries is required to pay, withhold or collect.

“Subsidiary” means, with respect to the Company, each of SC Spitfire Finance, Pallinvest SAS, Vantage Finance SAS and Palladium, and, when relevant, any company merged into Palladium at any time prior to the date hereof, and, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Regulations” means the Laws concerning Taxes or customs as well as any decrees, decisions, circulars or other texts on the application or interpretation of the said Law applicable in any country whatsoever as well as any international treaty (including any derived law of such treaty – directive, regulation or other).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, required to be supplied to any Tax authority (foreign or domestic) in connection with the determination, assessment, collection or payment of any Taxes.

“Taxes” means: (i) any and all taxes, including local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, Social Contributions, as well as any other charge or tax, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, any penalties and fines, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Turnover” means, for any date of determination, the total revenue of any Brand Transferee derived from the Palladium Brands, as shown on the Brand Transferee’s audited financial statements (such financial statements to be included in the audited consolidated financial statements of the Buyer) prepared in accordance with generally accepted accounting principles and practices of the United States as in effect on the date hereof, as at the end of the relevant accounting period and broken down by Country.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Adjusted Variable Future Purchase Price	5.12(h)
Agreement	Preamble
Arbitrator	10.9(a)
Balance Sheets	3.8(b)
Brand Transferee	5.12(b)(ii)b.
Business	5.4(a)(i)
Buyer	Preamble
Buyer’s Policy	7.2(e)
Cap Amounts	7.2(a)
Claim Notice	7.4(a)
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble

Definition	Location
Company Group Employees	5.4(a)(ii)
Company IP	3.16(e)
Company Registered IP	3.16(e)
Confidentiality Agreement	5.7
Copyrights	1.1
Country	5.12(b)(ii)b.
Covered Parties	7.1
Customer	5.4(a)(iii)
Deductible	7.2(a)
Delivered Variable Purchase Price	5.12(f)
Designated Lender	2.1(b)
Dispute Notice	7.4(b)
Disputed Matters	5.12(f)
Disputing Parties	10.9(a)
Disputing Party	10.9(a)
EBITDA	5.12(c)
Environmental Laws	3.18(e)(i)
Environmental Permits	3.18(e)(ii)
Equity Interests	Recitals
Escrow	6.3(k)
Final Variable Purchase Price	5.12(f)
Final Variable Purchase Price Payment Date	5.12(f)
Financial Statements	3.8(a)
Fixed Future Purchase Price	5.12(b)(i)
Funding Date	2.1(b)
Future Closing Date	5.12(b)
Future Dispute Notice	5.12(f)
Future Purchase	5.12(b)
Future Purchase Price	5.12(b)
Hazardous Substances	3.18(e)(iii)
ICC	10.9(a)
Independent Accounting Firm	5.12(f)
Loan Agreement	2.1(b)
Loan Amount	2.1(b)
Losses	7.1
Marks	1.1
Material Contracts	3.19(a)
Minority Shareholders	3.7(a)
Notice	5.12(f)
Offset Amount	7.2(f)
Options	3.7(a)
Other Shares	Recitals
Palladium	Preamble
Palladium Intellectual Property	5.13

Definition	Location
Patents	1.1
Permits	3.11(b)
Permitted Encumbrances	3.14(a)
Plans	3.13(a)
Purchase Price	2.1(a)
Release	3.18(e)(iv)
Released Claims	5.6
Released Parties	5.6
Releasing Parties	5.6
Representatives	5.2
Restructure Subs	3.7(a)
Restructuring	3.7(a)
Second Notice	5.12(h)
Seller	Preamble
Shares	Recitals
Third Party Transferee	5.13(c)
Trade Secrets	1.1
Variable Future Purchase Price	5.12(b)(ii)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares; Funding.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein shall purchase the Shares from the Seller, and in consideration for the Shares the Buyer will pay to Seller in cash €1,700,000 (the “Purchase Price”).

(b) Upon the terms and subject to the conditions of this Agreement, prior to the Closing and on or before June 13, 2008 (the “Funding Date”), the Buyer (or an Affiliate of Buyer designated by the Buyer at least five (5) Business Days prior to the Funding Date (the “Designated Lender”)) shall make a loan to the Company in the amount of €3,650,000 (the “Loan Amount”) subject to the terms and conditions set forth in a loan agreement in the form attached hereto as Exhibit A (the “Loan Agreement”). Notwithstanding the foregoing, the Loan Agreement shall be executed and registered with French Tax authorities at least one (1) Business Day prior to the Funding Date by the Buyer at its cost.

Section 2.2 Closing; Funding Date.

(a) On the Funding Date, the transactions contemplated by Section 2.1(b) shall take place at a closing to be held at the offices of Gibson, Dunn & Crutcher LLP, 166 rue du faubourg Saint-Honoré, 75008 Paris, France. The sale and purchase of the Shares shall take place (the “Closing”) at such time to be agreed upon by the Buyer and the Seller on the later to occur of (i) the fifth (5th) Business Day after satisfaction or, if permissible, waiver of the conditions required to be satisfied prior to the Closing, as set forth in Section 6.1(a) and Section 6.3(r), or (ii) July 1, 2008, or at such later date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing, (i) the Buyer shall deliver to the Seller, by irrevocable wire transfer to a bank account designated in writing by the Seller to the Buyer at least five (5) Business Days prior to the Closing Date, an amount equal to €1,700,000 in immediately available funds, representing the Purchase Price together with evidence of confirmed wire instructions accompanied by a service confirmation number to Buyer’s counsel, (ii) the documentation required to have been delivered into Escrow pursuant to Section 6.3(k) shall be automatically released and (iii) the Buyer shall (A) annotate the transfer of the Shares to the Buyer in the share transfer registry (registre des mouvements de titres) of the Company and (B) annotate the Shares in the Buyer’s shareholder account (compte d’actionnaire) with the Company.

(c) On the Funding Date and subject to the satisfaction or, if permissible, waiver of the conditions set forth in the Loan Agreement and the conditions required to be satisfied prior to the Funding Date, as set forth in Article VI, the Buyer (or the Designated Lender) shall deliver to the Company, by wire transfer to a bank account designated in writing by the Company to the Buyer at least five (5) Business Days prior to the Funding Date, an amount equal to €3,650,000 in immediately available funds, representing the Loan Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER, THE COMPANY AND PALLADIUM

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Seller, the Company and Palladium, severally and not jointly, represent and warrant to the Buyer that, except as set forth in the Schedules hereto (which Schedules make explicit reference to a particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply), and except that, with respect to the Company and Palladium, their representations and warranties are limited to those matters set forth in Sections 3.2 and 3.3, as of the date hereof and as of the Funding Date and the Closing Date, and, in respect of the representations and warranties referred to in Section 6.3(a), as of the Future Closing Date (in each case, as though made on such dates):

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries (i) is (or, with respect to the Company, shall be on the Funding Date and the Closing Date) a corporation duly organized, validly existing and in good standing under the laws of France as set forth in Schedule 3.1(a), (ii) is (or, with respect to the Company, shall be on the Funding Date and the Closing Date) duly qualified or licensed to do business, and is (or, with respect to the Company, shall be on the Funding Date and the Closing Date) in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (iii) has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) The Seller has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation (extrait K-Bis) and bylaws, each as amended to date, of each of the Company’s Subsidiaries. Such certificates of incorporation and bylaws are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws. The transfer books (registre des mouvements de titres and comptes d’actionnaires) and minute books of each of the Subsidiaries, copies of which have been made available for inspection by the Buyer prior to the date hereof, are true and complete. The transfer books (registre des mouvements de titres and comptes d’actionnaires) and minute books of the Company shall be true and complete on the Funding Date and the Closing Date.

(c) All decisions taken and undertakings given by the corporate bodies within the Company and each of its Subsidiaries and/or their directors or managers (including, without limitation, in respect of the conversion of Palladium into a société par actions simplifiée) were validly taken, duly authorized or ratified by the competent corporate bodies in accordance with applicable Laws and with the by-laws of the company concerned and, where necessary, were validly recorded in the company registers. All restructuring transactions made by the Company or any of its Subsidiaries prior to the date hereof (including, without limitation, any merger, contribution or conversion) have been validly made in accordance with all applicable Laws and have not resulted and will not result in any Liabilities for the Company or any of its Subsidiaries other than as recorded in the Financial Statements.

Section 3.2 Authority. The Seller has the capacity to enter into this Agreement and each of the Ancillary Agreements to which he will be a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. Each of the Company and Palladium has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Company and Palladium of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each of the Company and Palladium of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by the Seller, the Company and Palladium, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements will constitute, the legal, valid and binding obligations of the Seller, the Company and Palladium, as applicable, enforceable against the Seller, the Company and Palladium in accordance with their respective terms.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Seller, the Company and Palladium of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Seller or the Company or any of its Subsidiaries or by which any property or asset of the Seller or the Company or any of its Subsidiaries is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b) None of the Seller or the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller, the Company and Palladium of this Agreement and each of the Ancillary Agreements to which the Seller, the Company or Palladium will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries.

Section 3.4 Shares. As of the Funding Date, the Closing Date and the Future Closing Date, the Seller is the owner of the Shares and the Other Shares, as applicable, free and clear of any Encumbrance. The Seller has the right, authority and power to sell, assign and transfer the Equity Interests to the Buyer. Upon delivery or release to the Buyer of (i) a duly executed stock transfer form (ordre de mouvement) transferring the ownership of the Shares or the Other Shares, as applicable, to the Buyer and (ii) evidence of (A) the annotation of the transfer of the Shares or the Other Shares, as applicable, to the Buyer in the share transfer registry (registre des mouvements de titres) of the Company and (B) the annotation of the Shares or the Other Shares, as applicable, in the Buyer’s shareholder account (compte d’actionnaire) with the Company at the Closing or the Future Closing, as applicable, and the Buyer’s payment of the Purchase Price or the Fixed Future Purchase Price, as applicable, the Buyer shall acquire good, valid and marketable title to the Shares or the Other Shares, as applicable, free and clear of any Encumbrance other than Encumbrances created by the Buyer. The Shares represent 57% of the capital stock of, and entitle the holder thereof to 57% of the voting rights in, the Company. The Other Shares represent 43% of the capital stock of, and entitle the holder thereof to 43% of the voting rights in, the Company.

Section 3.5 Capitalization. On each of the Funding Date and the Closing Date, the capital stock of the Company shall consist of 219,750 shares, all of which shall have been validly issued and fully paid. Schedule 3.5 sets forth, for each Subsidiary of the Company, the amount of its capital stock and the owners thereof. In this respect, JB Martin does not hold any share of Palladium nor any right as a shareholder of that company of any nature whatsoever. He has no right, claim or action of any kind against Palladium and/or any of its shareholders. Except for the Shares, the Other Shares and except as set forth in Schedule 3.5, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant, security or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests or otherwise giving access to their capital stock; (iii) interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness or instrument having the right to vote or convertible or exchangeable for securities having the right to vote. Each share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, except as set forth in Schedule 3.5, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable Laws. Except as set forth in Schedule 3.5 and except as expressly contemplated by this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.6 Equity Interests. Except for the Subsidiaries listed in Schedule 3.5, neither the Company nor any of its Subsidiaries directly or indirectly owns (or has ever been the owner of) any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability or obligation of, any Person. Except for the interest to be acquired by the Company in SC Spitfire Finance, neither the Company nor any of its Subsidiaries directly or indirectly owns (or has ever been the owner of) any interest in any unlimited liability company or entity.

Section 3.7 Minority Shareholders and Subsidiaries.

(a) The Seller has timely and validly exercised, or caused to be exercised, his option under the agreements entered into between the Seller, on the one hand, and Didier Jacquard and Didier Coussin (collectively, the “Minority Shareholders”), on the other hand, on January 23, 2008 as amended on April 29, 2008 (together, the “Options”), to cause the Company to acquire, the equity interests held by the Minority Shareholders in SC Spitfire Finance, Pallinvest SAS and Vantage Finance SAS (the “Restructure Subs”). The contribution by the Seller to the Company of his shares in each of SC Spitfire Finance and Vantage Finance SAS, each of the acquisitions by the Company of the equity or ownership interests held by the Minority Shareholders of the Restructure Subs, and the repayment of the shareholders’ loan granted by Didier Jacquard to Vantage Finance SAS (collectively, the “Restructuring”), all as contemplated by Section 5.10, will be (and, as of the Closing Date, has been) (i) effected in compliance with all applicable Laws and (ii) duly authorized, executed, delivered and performed by all parties thereto.

(b) Except as set forth in Schedule 3.7(b), the execution, delivery and performance by the Seller, the Company and its Subsidiaries and the Minority Shareholders thereof of the respective contribution and acquisition agreements will not (and, as of the Closing Date, has not) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, result in any costs or Taxes (and will be Tax neutral) or create any deferred Liability, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(c) The Company and its Subsidiaries and the Minority Shareholders thereof will (and, as of the Closing Date, have) timely file, seek or obtain any required notice, authorization, approval, order, permit or consent of or with any Person or Governmental Authority in connection with the execution, delivery and performance by such parties of the contribution and acquisition agreements or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries. Upon completion of the Restructuring and as of the Closing Date, the amount of capital stock and the owners thereof for the Company and its Subsidiaries will be as set forth in Schedule 3.7(c).

(d) The Minority Shareholders have no Actions, causes of Action, liabilities, obligations, agreements, controversies, judgments or demands arising out of, relating to or any way connected with the Company and its Subsidiaries or the Buyer, including in connection with the acquisition by the Company of their equity or ownership interests in the Restructure Subs as contemplated in this Section 3.7.

Section 3.8 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the (i) audited financial statements (including balance sheet and related statement of income and notes thereto), shareholders’ equity and cash flows of Palladium for the fiscal year ended September 30, 2007, (ii) audited financial statements (including balance sheet and related statement of income and notes thereto), shareholders’ equity and cash flows of Pallinvest SAS for the fiscal year ended March 31, 2007, (iii) financial statements (including balance sheet and related statement of income), shareholders’ equity and cash flows of SC Spitfire Finance for the fiscal year ended December 31, 2007 and (iv) unaudited accounts for Vantage Finance SAS covering the period beginning as at the date of creation of the company and ending on December 31, 2007 (together with the financial statements delivered pursuant to Section 5.19, the “Financial Statements”), are attached hereto as Schedule 3.8(a). Each of the Financial Statements (i) gives a true and fair view (sont réguliers et sincères et donnent une image fidèle) of the financial position of the relevant company, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the relevant company, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b) Except as and to the extent adequately accrued or reserved against in the respective balance sheets included in the Financial Statements (such balance sheets, together with all related notes and schedules thereto, the “Balance Sheets”), none of the Company’s Subsidiaries has any Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of such Subsidiary or disclosed in the notes thereto, except for Liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the respective Balance Sheets, that are not, individually or in the aggregate, material to such Subsidiary.

(c) Except as set forth in Schedule 3.8(c), the Company does not have any Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown.

(d) The books of account and financial records of the Company’s Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.9 Absence of Certain Changes or Events. Since the respective dates of the Balances Sheets: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; (d) except as set forth in Schedule 3.9, neither the Company nor any of its Subsidiaries has made or committed to make any distribution of profits or reserves; and (e) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10 Indebtedness. Neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money except (a) as reflected in the Financial Statements and (b) as set forth in Schedule 3.10. Except as set forth in Schedule 3.10, none of the Company or any of its Subsidiaries is a guarantor or indemnitor or bound by any off-balance sheet undertaking or otherwise contingently liable for any such indebtedness. There exists no default under the provisions of any instrument evidencing any such indebtedness or of any agreement relating thereto.

Section 3.11 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. Except as set forth in Schedule 3.11(a), none of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b) Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 3.12 Litigation. Except as set forth in Schedule 3.12, there is no Action pending or, to the knowledge of the Seller, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers or directors of the Company or any of its Subsidiaries in regards to their actions as such, nor is there any basis for any such Action. There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement (including the transactions contemplated by Section 5.10) or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective officers or directors, any of their respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.13 Labor and Employment Matters.

(a) Except as set forth on Schedule 3.13, (i) neither the Company nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement or other company collective agreement that pertains to employees of the Company or any of its Subsidiaries, and (ii) there is, and during the past three years there has been, no labor dispute, strike, controversy, slowdown, collective dismissal, work stoppage or lockout pending or, to the knowledge of the Seller, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing.

(b) Except as set forth on Schedule 3.13, there are no current employment contracts or consulting agreements by which the Company or any of its Subsidiaries is bound, and no deferred compensation, bonus, incentive compensation, stock option, severance or termination pay agreement or plan, profit sharing agreements, savings agreements, retirement programs or any other employee benefit plan, agreement, arrangement or commitment, whether formal or informal, maintained, entered into or contributed to, or which is required to be maintained, entered into or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the “Plans”). With respect to each Plan, (i) all employer and employee contributions to each Plan required by Law or by the terms of such Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued and (ii) each Plan has been maintained in good standing with applicable regulatory authorities and is now and always has been operated in full compliance with all applicable Laws.

(c) Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Company or any of its Subsidiaries before the Labor Inspection or any other Governmental Authority. Except as set forth in Schedule 3.13, any Laws relating to work councils (“comités d’entreprise”), workers’ representatives (“délégués du personnel”) and similar bodies have been complied with by the Company and its Subsidiaries.

(d) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(e) None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by the Labor Inspection or any other Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Seller, no such investigation is in progress. To the knowledge of the Seller, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

Section 3.14 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including their business (fonds de commerce) and all of the assets reflected on the Balance Sheets or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the respective dates of the Balance Sheets in the ordinary course of business consistent with past practice. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for current Taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b) Except as set forth in Schedule 3.14(b), all tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to Intellectual Property, such items being the subject of Section 3.16.

Section 3.15 Real Property.

(a) Neither the Company nor any of its Subsidiaries own any Owned Real Property. Schedule 3.15(a) sets forth a true and complete list of all Leased Real Property. Each of the Company and its Subsidiaries has good and marketable leasehold title to all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are valid, enforceable and in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing and following the transactions contemplated by Section 5.10.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.16 Intellectual Property.

(a) Schedule 3.16 sets forth a true and complete list of all (i) registered and material unregistered Marks, (ii) Patents and (iii) registered Copyrights, including any pending applications to register any of the foregoing, and (iv) all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses, owned (in whole or in part) by or licensed to the Company or any of its Subsidiaries, identifying for each (x) whether it is owned by or licensed to the Company or the relevant Subsidiary, (y) the country of registration (or other demarcation by country, as applicable) and (z) the owner or licensor.

(b) No Mark owned by or exclusively licensed to the Company or any of its Subsidiaries that is or ever was registered or the subject of an application for registration has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.16 has been or is now involved in any interference, reissue or reexamination proceeding, and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Patents.

(c) The Company and its Subsidiaries (i) exclusively own, or hold a valid license from a third party pursuant to a written license agreement that remains in effect, free and clear of any and all Encumbrances (other than those identified on Schedule 3.16(c)), or (ii) have prepared and delivered in draft form to the Buyer (or will prepare and deliver in draft form to the Buyer at least five (5) Business Days prior to the Funding Date) all documentation necessary to record exclusive public-record ownership in Palladium of all Intellectual Property identified on Schedule 3.16. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or any such Subsidiary’s sole ownership, free and clear of any Encumbrances, of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the knowledge of the Seller is there a reasonable basis for any claim that the Company or the applicable Subsidiary does not so own any of such Intellectual Property.

(d) Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in and maintain its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, each of the Marks identified on Schedule 3.16 is registered in the name of Palladium on all relevant public registers existing in any countries where Palladium is the owner of such Mark as shown on Schedule 3.16, except with respect to Mark 141336 which is registered in Turkey for which filing requirements in respect of the merger between Financiere Palladium and Palladium have not been fulfilled. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements reasonably necessary to transfer to the Company and its Subsidiaries all rights they may have on the Intellectual Property used by the Company and its Subsidiaries in their businesses.

(e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.16(e) (“Company Registered IP”) are valid and subsisting and enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Intellectual Property owned by or licensed to the Company or any Subsidiary thereof (the “Company IP”) or alleging any misuse of any Company IP. Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to result in (or failed to take any action if such failure could reasonably be expected to result in) the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to make any registration, pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like).

(f) The development, manufacture, sale, marketing, advertising, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Seller, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the knowledge of the Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(g) Except as set forth in Schedule 3.16(g), neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any license with respect to, any Company IP, nor has the Company or any of its Subsidiaries licensed any Intellectual Property from a third party. The Company and its Subsidiaries, as applicable, may transfer the Company IP, and the Company IP is freely transferable, to any Person, free and clear of any and all Encumbrances (other than those identified on Schedule 3.16(c)). No loss or expiration of any Company IP used or in any way exploited by the Company or any of its Subsidiaries in the conduct of its business is threatened, pending or reasonably foreseeable, including, without limitation, in connection with the transactions contemplated in this Agreement.

(h) Each of the Company and its Subsidiaries is the rightful owner of its corporate name, and the use of such name by them shall not give rise to any claim or action by any third party.

(i) The representations and warranties set forth in Section 3.16(a) through (h) are made with respect to the Marks and the domain names set forth on Schedule 3.16(i).

(j) The following representations and warranties are made with respect to all other Marks and domain names (other than the Marks and domain names set forth on Schedule 3.16(i)): (A) all of the Company Registered IP registered in each of Austria, Belgium, Cyprus, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Japan, Luxembourg, Malta, the Netherlands, Portugal, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom is validly registered in the relevant jurisdiction and is freely transferable by Palladium to any Person, free and clear of any and all Encumbrances (other than those identified on Schedule 3.16(c)), (B) all of the validly registered Company Registered IP is freely transferable by Palladium to any Person, free and clear of any and all Encumbrances (other than those identified on Schedule 3.16(c)), (C) the Company and its Subsidiaries have prepared and delivered in draft form to the Buyer (or will prepare and deliver in draft form to the Buyer at least five (5) Business Days prior to the Funding Date) all documentation necessary to record exclusive public-record ownership in Palladium of all Intellectual Property identified on Schedule 3.16 and (D) except as set forth in Schedule 3.16(g), neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any license with respect to, any Company IP, nor has the Company or any of its Subsidiaries licensed any Intellectual Property from a third party.

(k) Notwithstanding the foregoing provisions of this Section 3.16, the Seller makes no representations and warranties with respect to the Intellectual Property purchased by Palladium from Consolidated Shoe Company pursuant to that certain Agreement, dated as of March 28, 2008, by and between Consolidated Shoe Company and Palladium, and the subsequent transfer of such Intellectual Property to the Buyer.

Section 3.17 Taxes.

(a) The Company and its Subsidiaries have in accordance with Law accurately and timely prepared as well as timely filed all Tax Returns, and provided all information required to be provided by them in connection with such Tax Returns on or prior to the Funding Date and the Closing Date, as applicable. Such Tax Returns are accurate, complete and correct, do not contain a disclosure statement as to the Tax treatment of any item for purposes of avoiding a penalty and are not liable to be rectified or adjusted. Each of the Company and its Subsidiaries is and has been in compliance with all applicable Tax Regulations, including all applicable Laws relating to record, documentation, software and computer retention.

(b) Each of the Company and its Subsidiaries has duly, timely and sincerely paid all Taxes in accordance with Law (whether shown or not shown in the relevant Tax Returns and in the Financial Statements). Each of the Company and its Subsidiaries has adequately established reserves for all Taxes and for the liability for deferred income Taxes payable in respect of the Company and its Subsidiaries in the Financial Statements. All Taxes of the Company and its Subsidiaries accrued since the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years, taking into account any changes in the Company’s or the applicable Subsidiary’s operating results.

(c) The provisions for Taxes currently accrued by each of the Subsidiaries, as recorded by the Financial Statements of such Subsidiary, are at least equal to all unpaid Taxes of such Subsidiary, as of the date of its Financial Statements, whether or not disputed. None of the Company’s Subsidiaries has and nor will they have any accrued Liability for Taxes in respect of taxable periods or portions thereof following the date of the Financial Statements of such Subsidiary and ending on the Funding Date and Closing Date, as applicable, other than Taxes incurred in the ordinary course of business and which do not exceed comparable amounts incurred in similar periods in prior years, taking into account any changes in the Subsidiary’s operating results.

(d) Except as set forth in Schedule 3.17(d), the Company does not have any accrued Liability for Taxes.

(e) No claim has been made by any Taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has been or is a party to any Action by any Taxing authority, nor does the Company or any of its Subsidiaries have knowledge of any pending or threatened Action by any Tax authority.

(g) The carried forward Tax losses of the Company and its Subsidiaries set forth in Schedule 3.17(g) are true, correct and accurate and have been determined in accordance with applicable Tax Regulations and no carry back of such carried forward Tax losses has been implemented. Such carried forward Tax losses are not liable to be rectified or adjusted.

(h) There are no Encumbrances for Taxes upon the assets of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any Taxing authority. Except as disclosed in Schedule 3.17(i), neither the Company nor any of its Subsidiaries has been a member of a French Tax Consolidated Group.

(j) Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a Liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.

(k) None of the distributions made by the Company and its Subsidiaries were subject to French equalization tax (précompte) or French 25% prélèvement exceptionnel.

(l) Neither the Company nor any of its Subsidiaries has been party to any assignment, sale, transfer, exchange in respect of which they failed to pay any registration fee, stamp duty, value added Tax or any other Taxes.

(m) All transactions were carried out by the Company and its Subsidiaries on an arm’s length basis and in their corporate interest; the financial terms of such transactions will not be rectified or adjusted by the French Tax authorities.

(n) None of the Company and its Subsidiaries enjoys or has enjoyed any Tax benefit, favorable regime or consent in consideration for or subject to undertakings or obligations by which any Person is still bound.

(o) The Company and its Subsidiaries have withheld or deducted all Taxes, or other amounts from payments to employees, independent contractors, creditors, stockholders, or any other persons required to be deducted or withheld, and has timely paid such Taxes, or other amounts to the appropriate governmental authorities to the extent due and payable. The Buyer will not be required to withhold any Taxes from the Purchase Price or the Future Purchase Price, as applicable, pursuant to French Law.

(p) The French sociétés civiles have regularly elected for French corporation Tax as of their date of incorporation and have duly maintained such election.

(q) Each of the Company and its Subsidiaries has validly made any and all election for a specific Tax regime, including French Tax consolidated regime and operations set forth in Section 210-0 A of the French tax code, and has properly documented each operation benefiting from any such specific Tax regime. The Company and its Subsidiaries have complied with applicable laws and regulations governing such specific Tax regime and fulfilled any conditions and obligations thereto.

(r) Neither the Company nor any of its Subsidiaries is a shareholder in, nor controls, directly or indirectly, any company established in a country where the level of Taxes is significantly lower than in France which would result in the application of specific anti avoidance rules under the French Tax regulations.

(s) Except as set forth in Schedule 3.17(s), (i) the Restructuring described in Section 5.10 will not result (and, as of the Closing Date, has not resulted) in (A) any Taxes being owed by the Buyer, the Company or any of its Subsidiaries and such Persons will not otherwise be liable for any such Taxes, (B) reduction of carried forward losses, and (C) any deferred Taxes becoming due by the Company or any of its Subsidiaries, and (ii) the Restructuring will have no (and, as of the Closing Date, have had no) Tax consequences, including the loss or reduction of any carried forward Tax losses of the Company or any of its Subsidiaries.

(t) Except as described in Schedule 3.17(t), the Company and its Subsidiaries have not entered into any agreement or arrangement resulting in the existence of deferred Taxes on ordinary taxable income or capital gains. Accordingly, the Tax value of the assets of the Company and its Subsidiaries is equal to the book value of such assets as recorded in the Financial Statements.

Section 3.18 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any basis for, any communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) No Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company, at any location to which the Company or any of its Subsidiaries has sent any Hazardous Substances or at any other location with respect to which the Company or any of its Subsidiaries may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(c) Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (including Section 5.10) will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(d) The Company and its Subsidiaries have provided to the Buyer all “Phase I,” “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.

(e) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits under any Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances, materials or waste that are defined in, classified or regulated under any applicable Environmental Law, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, or disposing into the environment, but excludes: any release that results in exposure to persons solely within a workplace, with respect to a claim that such persons may assert against the employer of such persons; emissions from the engine exhaust of a motor vehicle, rolling stock, aircraft, vessel, or pipeline pumping station engine; release of source or by-product ; and the normal application of fertilizer. For purposes of this definition, release also means the threat of release.

Section 3.19 Material Contracts.

(a) Except as set forth in Schedule 3.19(a), neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.19(a) being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing indebtedness of the Company or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries (including, without limitation, any employment agreement whether in effect or suspended);

(vi) any employment or consulting Contract, other than Contracts for employment covered in clause (v), that involves an aggregate future or potential liability in excess of €25,000;

(vii) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or any of its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of €25,000;

(ix) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of €25,000;

(x) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xi) any Contract containing a confidentiality clause;

(xii) any Contract relating in whole or in part to any Intellectual Property;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiv) any Contract with any employee representatives or providing for benefits under any Plan;

(xv) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xvi) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xvii) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and

(xviii) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of €10,000 on an annual basis or in excess of €25,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b) Other than the agreements set forth in Schedule 6.3(g), neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract containing change of control provisions, including any provisions providing any right of termination, amendment or modification of the terms of such contract as a result of the transactions contemplated hereby.

(c) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. None of the Company or any of its Subsidiaries or, to the knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.20 Affiliate Interests and Transactions.

(a) No Related Party of the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.

(b) Except for this Agreement, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters). Immediately upon Closing, the Company will possess all assets, properties and rights currently used in the conduct or operations of the Company’s and its Subsidiaries’ business.

(c) Except for the transactions contemplated by this Agreement, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. No Related Party has granted any guarantee in connection with the performance of the Company’s or any of its Subsidiaries’ obligations, or benefits from any guarantee granted by any of the Company and its Subsidiaries to secure the performance of such Related Party’s obligations. Since the respective dates of the Balance Sheets, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.21 Insurance. Schedule 3.21 sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers, the premiums and the liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of €10,000. Schedule 3.21 identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.22 No Corruption. Neither the Company nor any of its Subsidiaries or any of the officers, employees, directors, representatives or agents thereof, has made, offered or promised any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, or is currently offering, promising, authorizing or making, directly or indirectly, or will in the future knowingly offer, promise, authorize or make, directly or indirectly, payments or other inducements to any Official (as defined below) in order to assist the Company or any of its Subsidiaries to obtain or retain business for or with, or directing business to, any Person, in any case in violation of the United States Foreign Corrupt Practices Act or other applicable Laws. For the purposes of this section, “Official” means an employee of a Governmental Authority, an official, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise.

Section 3.23 Books and Records. The Company and its Subsidiaries have made and kept (and given the Buyer access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries previously made available to the Buyer accurately and adequately reflect in all material respects all action previously taken by the shareholders or other corporate bodies, as applicable, of the Company and its Subsidiaries prior to the date said materials were made available. The copies of the stock book records of the Company and its Subsidiaries previously made available to the Buyer are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company and its Subsidiaries through and including the date hereof.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company or any of its Subsidiaries.

Section 3.25 Disclosure. None of the representations or warranties of the Seller, the Company or Palladium contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated herein, the Buyer represents and warrants to the Seller as follows:

Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or violate (i) the certificate of incorporation or bylaws of the Buyer or (ii) any Law applicable to the Buyer.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal, state or foreign securities or “blue sky” laws.

Section 4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.5 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act or any similar foreign securities Law.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing and except as expressly contemplated by this Agreement, the Seller shall cause the business of the Company and its Subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and shall cause the Company and its Subsidiaries to preserve substantially intact its business organization and assets, keep available the services of its current officers, employees and consultants and preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company and its Subsidiaries have significant business relations. Without limiting the generality of the foregoing, unless consented to by the Buyer in writing (which consent shall not be unreasonably withheld), none of the Seller, the Company or any of its Subsidiaries shall, except as specifically contemplated by this Agreement:

(a) amend the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws, or equivalent organizational documents;

(b) authorize, create, or issue any form of equity or other ownership interest (or any right or interest exercisable or convertible into an equity or other ownership interest) in the Company or any of its Subsidiaries;

(c) declare or pay a cash or other dividend or distribution on the Company’s or any of its Subsidiaries’ outstanding equity or other ownership interests;

(d) enter into any compensation arrangement between the Company or any of its Subsidiaries and any executive officer providing for aggregate annual compensation, including the fair value of any equity interests granted or expected to be granted, in excess of €150,000, or represents an aggregate compensation increase greater than or equal to 5% of such executive officer’s existing compensation;

(e) materially change the terms of any Plan or employee agreement or increase (or commit, orally or in writing, to increase) compensation or benefits payable under any Plan (including accelerating the right to receive benefits or payments thereunder), or increase the rate of compensation of employees or directors generally, except in the ordinary course of business;

(f) adopt (or commit, orally or in writing, to adopt) a new Plan or terminate (or commit, orally or in writing, to terminate) any existing Plan;

(g) incur any additional indebtedness, either through the entering into new facility agreements or in connection with the increase of any existing facilities;

(h) loan to, or guarantee or assume any loan or obligation on behalf of, any director, officer, employee or shareholder of the Company or any of its Subsidiaries;

(i) create or provide for any guarantee, indemnity, counter-indemnity, letter of comfort or other similar Contract to secure an obligation of a third party;

(j) create, assume or suffer the existence of any Encumbrance on any assets or equity or other ownership interests of the Company or any of its Subsidiaries (including all Company IP), except in the ordinary course of business;

(k) enter into, amend or modify in any material respect or terminate any Contract that (i) involves a future or potential Liability or receivable, as the case may be, in excess of €10,000 on an annual basis or in excess of €25,000 over the current Contract term, (ii) has a term greater than one year and cannot be cancelled by the Company or its Subsidiary without penalty or further payment and without more than 30 days’ notice, or (iii) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole;

(l) enter into, amend or modify in any material respect or terminate any broker, distributor, supplier, licensing, design, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract, in each case that involves a future or potential Liability or receivable, as the case may be, in excess of €15,000 on an annual basis;

(m) enter into any new joint venture, partnership, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(n) enter into any Related Party transaction;

(o) make or commit to make any capital expenditure or group of related capital expenditures equal to or in excess of €50,000;

(p) enter into, commit to or propose any extraordinary corporate transaction, including any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or other altering of the Company’s or any of its Subsidiaries’ corporate structure;

(q) purchase or otherwise acquire any securities or material assets from any other Person;

(r) sell, lease, license, transfer or otherwise dispose of any material asset, property, security or right of the Company or any of its Subsidiaries (including all Company IP);

(s) file or assert against a third party, or settle, any dispute, claim or litigation where the amount to be paid, written off or received is €25,000 or more; or

(t) change the Company’s any of its Subsidiaries’ accounting principles, methods or practices or the manner in which such entity keeps its books and records, or change any of its current practices with regard to sales, receivables, payables, accrued expenses or accrued bonuses, except as required by GAAP.

Section 5.2 Covenants Regarding Information. From the date hereof until the Closing Date, the Seller shall, and shall cause the Company and its Subsidiaries to, afford the Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) complete access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request, including any documentation relating to the Restructuring. Subsequent to the Closing, the Seller shall, and shall cause Palladium to afford the Buyer and its Representatives such information as required pursuant to Section 8.6.

Section 5.3 Exclusivity. The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives shall, except as expressly contemplated by this Agreement:

(a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries other than the Restructuring; or

(b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Seller shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller shall not, and shall cause the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer.

Section 5.4 Non-Competition; Non-Solicitation.

(a) For the period ending on the later of (i) two (2) years from the Future Closing Date, and (ii) two (2) years following the date on which the Seller shall have ceased to exercise any functions as officer or director of the Company and any of its Subsidiaries, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Company or any of its Subsidiaries as of the Closing Date (the “Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in part with the Business anywhere in the territory where the Company and its Subsidiaries conduct the Business as of the Closing Date;

(ii) solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company or any of its Subsidiaries, the Buyer or any of their respective Affiliates for at least 12 months. For purposes of this Section 5.4, “Company Group Employees” means, collectively, officers, directors and employees of the Company and its Subsidiaries, the Buyer and their respective Affiliates and persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to the Company and its Subsidiaries or the Buyer;

(iii) approach or seek Business from any Customer (as hereinafter defined), refer Business from any Customer to any Person or be paid commissions based on Business sales received from any Customer by any Person. For purposes of this Section 5.4(a)(iii), the term “Customer” means any Person to which the Seller, the Company and its Subsidiaries, the Buyer or any of their respective Affiliates provided products or services during the 36-month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of Business by the Seller or the Company and its Subsidiaries to the Buyer; or

(iv) disparage the Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b) The Seller acknowledges that the covenants of the Seller set forth in this Section 5.4 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5.4 will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of the Buyer.

(c) If the Arbitrator determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the Arbitrator in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any arbitration proceeding, the Arbitrator shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(d) In consideration for the Seller’s obligations in this Section 5.4, the Seller shall be entitled to receive the termination compensation provided for in Section 5.17 upon the terms and conditions set forth therein.

Section 5.5 Notification of Certain Matters; Supplements to Schedules.

(a) The Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Seller, the Company or Palladium contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Seller, the Company, any Subsidiary of the Company or any other Affiliate of the Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Seller’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Seller shall supplement the information set forth on the Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or that is necessary to correct any information in the Schedules or in any representation or warranty of the Seller, the Company or Palladium which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 6.3, the compliance by the Seller, the Company or Palladium with any covenant set forth herein or the Buyer’s rights to indemnification pursuant to Section 7.1.

Section 5.6 General Release.

(a) The Seller on his own behalf and on behalf of his Affiliates (collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES, as of the Funding Date and as of the Closing Date, the Company and its Subsidiaries and the Buyer and each of their respective past, present, present or future parent entities, divisions, Affiliates, Subsidiaries, related business entities, stockholders, members, partners, limited partners, and their respective present and former directors, managing directors, officers, control persons, stockholders, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Released Parties”) from the following (collectively, the “Released Claims”): all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands arising out of, relating to or any way connected with the Company or its Subsidiaries or the Buyer, including, without limitation, any and all corporate actions, activities, assets, liabilities, employees, officers, directors and stockholders, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Releasing Parties, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Releasing Party ever had, now has, or hereafter can, shall or may have against the Released Parties, from the beginning of time to and including the Funding Date and the Closing Date, as applicable, whether or not relating to claims pending on, or asserted after, the Funding Date or the Closing Date, as applicable; provided, however, that the Released Parties shall not be released from any of their obligations or liabilities to the Releasing Parties arising under this Agreement.

(b) The Seller hereby expressly waives, as of the Funding Date and as of the Closing Date, any rights the Seller may have under applicable Law, as well as under any common law principles of similar effect, to preserve Released Claims which the Seller does not know or suspect to exist in such person’s favor at the Funding Date or the Closing Date, as applicable. Should the Seller discover that any fact relied upon in giving the release provided in this Section 5.6 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, the Seller shall not be entitled to any relief as a result thereof, and the Seller surrenders any rights he might have to rescind the release provided in this Section 5.6 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made without the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

(c) The Seller hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon or relating to any Released Claim. If the Seller

(or an Affiliate thereof) brings any claim, suit, action or manner of action against the Released Parties (or any of them) in administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, with respect to any Released Claim, then the Seller shall indemnify the Released Parties (or any of them) in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal and expert fees and expenses) entered against, paid or incurred by the Released Parties (or any of them).

(d) The Seller represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

(e) For the avoidance of doubt, the provisions of this Section 5.6 shall not release the Released Parties from any obligation or liability which they may owe the Releasing Party for any fact, event or undertaking which originates after the Funding Date; provided, that such obligation or liability has no connection to any Released Claim(s).

Section 5.7 Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated April 2, 2008 between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.7 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.8 Consents and Filings; Further Assurances.

(a) The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In particular, without limitation, the Seller, the Company and Palladium shall take, or cause to be taken, all corporate actions required to be taken pursuant to this Agreement on or prior to the Funding Date.

(b) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.9 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.10 Restructuring. The Seller, the Buyer and the Company shall consummate the Restructuring as follows:

(a) As soon as reasonably practicable after the date hereof, but within twenty (20) days, the Seller shall take, and shall cause the Company to take, any necessary actions so that the Seller’s shares in each of SC Spitfire Finance and Vantage Finance SAS be contributed to the Company.

(b) On the Funding Date, the Seller and the Company shall take and cause to be taken all actions necessary for the Company to purchase all of the equity interests held by the Minority Shareholders in the Restructure Subs for an aggregate purchase price in the amount of €3,546,000 (to be paid as set forth in Section 5.10(e)), so that the Company shall on the Funding Date and at the Closing hold directly or indirectly 100% of the capital stock of each of its Subsidiaries.

(c) In furtherance of the foregoing, the Seller and the Company shall take, or cause to be taken, the following actions:

(i) Mr. Didier Jacquard and Mr. Didier Coussin shall execute and deliver to the Company on the Funding Date seven counterparts (exemplaires originaux) of a duly executed Share Transfer Agreement in the form of Exhibit E, which Share Transfer Agreement contains (A) an acknowledgement from each Minority Shareholder that (1) the Restructuring was completed in accordance with the shareholders agreements referenced in Section 5.10(c)(v) and (2) such agreements have been terminated and are of no force or effect, (B) a confirmation by Didier Jacquard that he is married under the régime de la separation de biens and that no consent from his wife is required in connection with the transfer of his shares in SC Spitfire Finance and (C) a general release from the Minority Shareholders;

(ii) Mr. Didier Jacquard shall deliver to the Company a duly executed stock transfer form (ordre de mouvement) transferring the ownership of 1,650 shares in Pallinvest SAS;

(iii) Mr. Didier Coussin shall deliver to the Company a duly executed stock transfer form (ordre de mouvement) transferring the ownership of 700 shares in Pallinvest SAS;

(iv) Mr. Didier Jacquard shall deliver to the Company a duly executed stock transfer form (ordre de mouvement) transferring the ownership of 148 shares in Vantage Finance SAS;

(v) the Seller shall provide evidence satisfactory to the Buyer that (A) all necessary consents and/or waivers have been obtained in connection with the transfer of Pallinvest SAS, Vantage Finance SAS and SC Spitfire Finance shares referred to in Sections 5.10(a) and (b), including under (1) the shareholders agreement relating to SC Spitfire Finance entered into between the Seller and Mr. Didier Jacquard on February 6, 2006, (2) the shareholders agreement relating to Pallinvest SAS entered into between SC Spitfire Finance and the Minority Shareholders on February 6, 2006; and (3) the shareholders agreement relating to Palladium entered into between Pallinvest SAS and Consolidated Shoe Company (now Vantage Finance SAS) on February 15, 2006 (as amended on September 4, 2006), and (B) such consents and/or waivers have been given by such Persons in light of, and with full knowledge of, the transactions contemplated by this Agreement;

(vi) the Seller shall provide evidence satisfactory to the Buyer that each of SC Spitfire Finance, Vantage Finance SAS, Pallinvest SAS and their respective shareholders have taken all necessary corporate action to approve the transfer of the Seller’s, Didier Jacquard’s and Didier Coussin’s shares to the Company in accordance with applicable Laws and with the statuts of SC Spitfire Finance, Vantage Finance SAS and Pallinvest SAS, and that such approvals have been given in light of, and with full knowledge of, the possible change of control of the Company and its Subsidiaries, and to modify the statuts of SC Spitfire Finance to take into account such transfer; and

(vii) the Seller shall deliver to the Minority Shareholders, no later than fifteen (15) days before the Funding Date and the date of execution by the Minority Shareholders of the Share Transfer Agreement referred to in Section 5.10(c)(i), a true and complete copy of this Agreement, duly executed by each of the parties hereto.

(d) On the Funding Date, subject to Article VI, the Loan Amount shall be made available by the Buyer (or the Designated Lender) to the Company.

(e) As soon as the Loan Amount is made available by the Buyer (or the Designated Lender) to the Company, the Seller and the Company shall take and cause to be taken the following actions:

(i) in consideration for the 1,650 shares in Pallinvest SAS sold by Mr. Didier Jacquard to the Company, the Company shall deliver to Mr. Didier Jacquard, by wire transfer to a bank account designated in writing by Mr. Didier Jacquard to the Company (with a copy to the Buyer) at least five (5) Business Days prior to the Funding Date, an amount equal to €1,288,000 in immediately available funds;

(ii) in consideration for the 700 shares in Pallinvest SAS sold by Mr. Didier Coussin to the Company, the Company shall deliver to Mr. Didier Coussin, by wire transfer to a bank account designated in writing by Mr. Didier Coussin to the Company (with a copy to the Buyer) at least five Business Days prior to the Funding Date, an amount equal to €546,000 in immediately available funds;

(iii) in consideration for the 148 shares in Vantage Finance SAS sold by Mr. Didier Jacquard to the Company, the Company shall deliver to Mr. Didier Jacquard, by wire transfer to a bank account designated in writing by Mr. Didier Jacquard to the Company (with a copy to the Buyer) at least five Business Days prior to the Funding Date, an amount equal to €425,000 in immediately available funds; and

(iv) in consideration for the 1,650 shares in SC Spitfire Finance sold by Mr. Didier Jacquard to the Company, the Company shall deliver to Mr. Didier Jacquard, by wire transfer to a bank account designated in writing by Mr. Didier Jacquard to the Company (with a copy to the Buyer) at least five Business Days prior to the Funding Date, an amount equal to €1,287,000 in immediately available funds.

(f) As soon as the Loan Amount is delivered to the Minority Shareholders, the Seller shall cause the Company to (i) pay to Didier Jacquard an amount of €100,000 corresponding to the principal amount of the shareholder loan granted by Didier Jacquard to Vantage Finance SAS, increased by the total amount of any accrued interests until the Funding Date and (ii) be substituted for Didier Jacquard in its rights under the above mentioned shareholder loan.

Section 5.11 ARFI. As soon as practicable after the date hereof, the Seller shall take, or cause to be taken, all necessary, proper or advisable action under applicable Law to form the Company as a simplified joint stock company of France prior to the Funding Date. The by-laws of the Company shall be in the form of Exhibit B.

Section 5.12 Future Purchase of the Company.

(a) In connection with the undertaking to sell the Other Shares pursuant to this Agreement, the Seller shall not sell, assign, convey, encumber or otherwise transfer or dispose of any or all of the Other Shares without the Buyer’s consent.

(b) Except as otherwise provided in Section 8.1, on or before June 30, 2009, the Seller shall sell, assign, transfer, convey and deliver the Other Shares (the “Future Purchase”) to the Buyer, free and clear of all Encumbrances, and the Buyer shall purchase the Other Shares from the Seller, for an aggregate purchase price (the “Future Purchase Price”) equal to:

(i)	€5,000,000 (the “Fixed Future Purchase Price”); plus

(ii)	an amount (the “Variable Future Purchase Price”) equal to:

a.	0.43 multiplied by the product of (A) eight (8) times (B) Palladium’s EBITDA for the twelve month period ended December 31, 2012, plus

b.	to the extent the Buyer causes the transfer of any Palladium Brands to an Affiliate of the Buyer (even if such Affiliate is PALLADIUM) after the Closing Date and prior to December 31, 2012 (each, a “Brand Transferee”), with respect to each country of registration (or other demarcation) of such Palladium Brands (each, a “Country”), 0.43 multiplied by the greater of:

(a)	the product of (1) eight (8) times (2) each Brand Transferee’s EBITDA in such Country for the twelve month period ended December 31, 2012; or

(b)	the product of (1) eight (8) times (2) five percent (5%) of Turnover in such Country for the twelve month period ended December 31, 2012;

provided, that in the event that prior to December 31, 2012, a Brand Transferee subsequently grants a license on any of the Palladium Brands to:

(A)	a Third Party Transferee, then such license shall affect the calculation provided by this Section 5.12(b)(ii)b. as set forth in Sections 5.13(b) and (c); or

(B)	an Affiliate of the Buyer, then (x) the calculation provided by this Section 5.12(b)(ii)b. shall be based on such Affiliate’s EBITDA or Turnover, as the case may be, and (y) the amount of any royalties paid by such Affiliate to the Brand Transferee under the license agreement shall be excluded from the computation of such Affiliate’s EBITDA.

less

c.	€3,300,000

provided, that the amount of the Variable Future Purchase Price shall in any event be capped at €3,500,000 but shall be not less than €3,000,000. For clarity, this means that in all cases the Variable Future Purchase Price is guaranteed by the Buyer to the Seller to be €3,000,000 “The Guaranteed Amount”.

The Buyer shall send a written notice to the Seller, specifying a place and date not later than June 30, 2009, of the closing of such purchase of the Other Shares; provided, that the actual closing date may be extended as necessary to fulfill the conditions set forth in Article VI (the “Future Closing Date”), but in no event shall the Future Closing Date occur later than June 30, 2009 without the prior written consent of the Buyer.

(c) For the purposes of this Section 5.12, “EBITDA” means, for any consecutive twelve month period, without duplication, (i) the net income derived from the Palladium Brands for such fiscal year, as reflected on the audited statement of operations of Palladium or, as applicable, any Brand Transferee(s) (and its Subsidiaries) for such fiscal year, plus, (ii) to the extent deducted in determining the net income referred to in clause (i) above, the aggregate amount of depreciation and amortization, interest expense and income tax expense of

Palladium or, as applicable, any Brand Transferee(s) (and its Subsidiaries) for such fiscal year, less (iii) to the extent included in determining the net income referred to in clause (i) above, any interest income of Palladium or, as applicable, any Brand Transferee(s) (and its Subsidiaries), less (iv) to the extent included in determining the net income referred to in clause (i) above and to the extent not previously deducted, all non-operating and other non-recurring extraordinary income of Palladium or, as applicable, any Brand Transferee(s) (and its Subsidiaries) for such fiscal year, in each case determined in accordance with GAAP (or generally accepted accounting principles and practices in the United States as in effect on the date hereof with respect to any Brand Transferee (and its Subsidiaries)).

(d) Additionally, the following items of income, gain, costs, charges and expenses shall be excluded from the computation of EBITDA:

(i) any extraordinary or nonrecurring items of income, gain, loss, charge or expense (including, without limitation, any income or gain from the lawsuits set forth in Schedule 7.2(f));

(ii) any sales returns, discounts, allowances or other reductions occurring in the period from January 1, 2013 through June 30, 2013, for sales made prior to December 31, 2012;

(iii) accounts receivable at December 31, 2012 written off during the period from January 1, 2013 through June 30, 2013, in excess of the allowance for doubtful accounts at December 31, 2012;

(iv) any loss on sales through June 30, 2013 of inventory at December 31, 2012 at less than carrying cost;

(v) any profit on sales to customers prior to December 31, 2012 where such sales are made in advance of previous customary delivery dates for such customers;

(vi) gains or losses realized from the sale or other disposition of capital assets or of property used in the trade or business of the Company; and

(vii) income, gains or losses resulting from any change in accounting principles, procedures, methods or practices subsequent to the date hereof, including income, gains or losses representing the cumulative effect on prior periods of any such changes.

The financial statements of any Brand Transferee shall include a breakdown of each of EBITDA (for the Palladium Brands) and Turnover for each Country and shall be included in the audited consolidated financial statements of the Buyer.

(e) From the Funding Date to and including December 31, 2012 (or the Seller’s earlier removal or resignation from the Company), the Seller, as Président of the Company (including acting in the Company’s capacity as Président or Gérant of the Company’s Subsidiaries), shall not take any action (or fail to take action) that might have (and actually results in) an effect upon EBITDA unless (A) such action (or failure to take action) would be taken (or not taken) in the ordinary course of business of Palladium as of the date hereof or (B) the Buyer consents thereto.

(f) Except as otherwise provided in Section 8.1, on or prior to June 30, 2013, the Buyer shall send (i) the sum of €3.000.000 (the Guaranteed Amount) and (ii) a written notice to the Seller (the “Notice”), including the Buyer’s calculation of the Variable Future Purchase Price (excluding the adjustments set forth in Sections 5.12(d)(ii)-(v)). In the event that the Seller disagrees with the computation of the Variable Future Purchase Price as reflected on the Notice, the Seller shall give written notice of his objections thereto (a “Future Dispute Notice”) within fifteen (15) days of the Buyer’s delivery of the Notice to the Seller. If the Seller does not timely deliver a Future Dispute Notice, the Variable Future Purchase Price as set forth on the Notice will be final and binding on the parties (subject only to the provisions of Section 5.12(h) below). If the Seller timely delivers a Future Dispute Notice, then during the 30-day period following such delivery, the Buyer, on the one hand, and the Seller, on the other hand, shall attempt to resolve any differences which they may have with respect to any matters specified in the Future Dispute Notice (which resolution, if any, shall be final and binding on all parties). If, at the end of such 30-day period the parties shall have failed to reach written agreement with respect to all such matters, then all such matters specified in the Future Dispute Notice with respect to which an agreement has not been reached (the “Disputed Matters”) shall be submitted to and arbitrated by an independent accounting firm mutually acceptable to the Buyer and the Seller among Deloitte, KPMG or PricewaterhouseCoopers (the “Independent Accounting Firm”), it being provided that if the parties fail to agree on the Independent Accounting Firm within ten (10) days following the expiration of the above-mentioned 30-day period, the Independent Accounting Firm shall be appointed by the President of the Commercial Court of Paris at the request of either party. The Independent Accounting Firm shall act as an independent arbitrator in accordance with the provisions of Article 1592 of the French Civil Code. Following such selection, the Independent Accounting Firm will be provided each of the Buyer’s and the Seller’s computation of the Variable Future Purchase Price and shall promptly determine the amount of the Variable Future Purchase Price (the “Final Variable Purchase Price”) in accordance with this Agreement and the definition of “EBITDA” herein (excluding the adjustments set forth in Sections 5.12(d)(ii)-(v) except to the extent the Disputed Matter(s) relate(s) to a dispute pursuant to Section 5.12(h)), it being provided that in its determination of the Final Variable Purchase Price, the Independent Accounting Firm shall determine only those issues that are Disputed Matters. The Independent Accounting Firm shall act promptly, and the Final Variable Purchase Price shall be final and binding upon the parties hereto (subject only to the provisions of Section 5.12(h) below). The fees and expenses of the Independent Accounting Firm shall be borne equally by the Seller, on the one hand, and the Buyer, on the other hand. On such date that is ten (10) Business Days following the date that the Final Variable Purchase Price is finally determined (the “Final Variable Purchase Price Payment Date”), the Buyer shall deliver to the Seller, by wire transfer to the bank account that shall have been designated in writing by the Seller to the Buyer at least five (5) Business Days prior to the Final Variable Purchase Price Payment Date, an amount (x) equal to eighty-five percent (85%) of (a) the Final Variable Purchase Price (b) minus €3.000.000, but only if the Final Variable Purchase Price exceeds the Guaranteed Amount of €3.000.000 ( this difference (x) is the “Delivered Variable Purchase Price”) in immediately available funds.

(g) The obligations of the Buyer and the Seller to consummate the Future Purchase shall be subject to the fulfillment, at or prior to the Future Closing Date, of the conditions set forth in Article VI. Additionally, at least five (5) Business Days prior to the Future Closing Date, the Seller shall deliver an executed stock transfer form (ordre de mouvement) to be held in escrow pending delivery by the Buyer of the Fixed Future Purchase Price. If the Seller fails to deliver such stock transfer form (ordre de mouvement) within such time period, the Seller hereby irrevocably appoints and empowers the then Président of the Company to execute and deliver in the Seller’s name and on the Seller’s behalf the share transfer form and take such actions as the then Président of the Company may deem necessary or appropriate to effect the Future Purchase. In such event, the Future Purchase Price shall be held in a special account opened on behalf of and in the name of the Seller. Except as provided in the previous sentence, on the Future Closing Date, (i) the Buyer shall deliver to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least five (5) Business Days prior to the Future Closing Date, an amount equal to the Fixed Future Purchase Price in immediately available funds and (ii) the Seller shall deliver or cause to be delivered to the Buyer a duly executed stock transfer form (ordre de mouvement) transferring ownership of the Other Shares to the Buyer.

(h) As soon as reasonably practicable after June 30, 2013, but in no event later than August 15, 2013, the Buyer shall send a written notice to the Seller (the “Second Notice”), which Second Notice shall include the Buyer’s re-calculation of the Variable Future Purchase Price, as adjusted to account for the exclusions from EBITDA listed in Sections 5.12(d)(ii)-(v) (the “Adjusted Variable Future Purchase Price”), which exclusions were not determinable on the Final Variable Purchase Price Payment Date. In the event that the Seller disagrees with the Adjusted Variable Future Purchase Price as reflected on the Second Notice, the Buyer and the Seller shall resolve such dispute in accordance with the procedures set forth in Section 5.12(f). Upon determination of the Adjusted Variable Purchase Price, the Buyer shall deliver to the Seller, by wire transfer to the bank account designated in writing by the Seller to the Buyer pursuant to Section 5.12(g), an amount equal to the difference between (i) the Adjusted Variable Purchase Price and (ii) the Delivered Variable Purchase Price; provided, that in the event that the Adjusted Variable Purchase Price is less than the Delivered Variable Purchase Price, the Seller shall be liable for such amount and shall deliver such amount to the Buyer, by wire transfer to a bank account designated in writing by the Buyer to the Seller.

Section 5.13 Palladium Intellectual Property.

(a) The Seller covenants and agrees to promptly and fully cooperate with the Buyer, including by executing any necessary documents and taking any other necessary or desirable actions, to validly transfer all of Palladium’s Marks and other Intellectual Property rights worldwide, except for rights in France (such Intellectual Property to be transferred, the “Palladium Intellectual Property”), for the then fair market value of the Palladium Intellectual Property, pursuant to Section 8.4. The then fair market value shall be an amount mutually agreed upon by the Buyer and the Seller, or if such parties cannot agree, as determined by an independent appraiser to be appointed by the Buyer.

(b) In the event a Brand Transferee decides to transfer any of the Palladium Brands to a third party (which is not an Affiliate of the Buyer) (the “Third Party Transferee”) or grant a license to use any of the Palladium Brands in connection with footwear products to a Third Party Transferee, in each case prior to December 31, 2012, (i) the Buyer and the Seller agree that the Variable Future Purchase Price shall be calculated in accordance with the provisions of Section 5.12(b)(ii)b. as if the Third Party Transferee were a Brand Transferee and (ii) to that effect, the Buyer covenants to (x) promptly inform the Seller of the main terms of such transfer or license (including the name of the Third Party Transferee, the consideration paid by it and the other relevant conditions of the transaction), (y) cause the Third Party Transferee to provide the EBITDA and Turnover achieved in relation to the Palladium Brands in the relevant Country(ies) within sixty (60) days after the end of each calendar year. The Buyer shall deliver the information received from the Third Party Transferee on its EBITDA and Turnover to the Seller within eight (8) days after the above-mentioned sixty- (60-) day period.

(c) In the event a Brand Transferee decides to grant a license to use any of the Palladium Brands in connection with any products other than footwear (including apparel or accessories) to a Third Party Transferee prior to December 31, 2012, the net revenues received by such Brand Transferee under such license agreement shall be taken into account for purposes of calculating the Brand Transferee’s EBITDA or its Turnover in the relevant Country(ies) in accordance with the provisions of Section 5.12(b)(ii)b.

Section 5.14 Intellectual Property. Upon request of the Buyer, the Seller shall, and shall cause Palladium, to prepare, execute and deliver to the Buyer all documentation necessary to record exclusive public-record ownership in Palladium of all Intellectual Property identified on Schedule 3.16. The Seller acknowledges and agrees that his covenant in this Section 5.14 is provided for in the event it is determined that any such documentation has not been provided prior to the Closing, and the Seller further acknowledges that this covenant shall in no way release the Seller from any indemnification obligations under Article VII in the event of any breach of the representations and warranties contained in Section 3.16.

Section 5.15 Lyon Office. The Buyer shall maintain the Company’s current headquarters in (or in the area of) Lyon for a period of at least four (4) years after the Closing Date.

Section 5.16 Working Capital Loan . From and after the Closing, and subject to the consummation of the sale and purchase of the Shares, the Buyer (or the Designated Lender) shall lend money to Palladium, at Palladium’s request, pursuant to the terms of the Loan Agreement.

Section 5.17 Termination Compensation. The Buyer shall cause the Company (i) to comply with the terms of the decision to be adopted by the shareholder of the Company at the latest on the Funding Date (the terms of which are set forth in Exhibit C) and (ii) not to challenge the validity or enforceability of such decision.

Section 5.18 Palladium Loan. The Buyer shall cause Palladium to pay to Mr. William Carrington, by July 15, 2008, an amount of €500,000 corresponding to the principal amount of the loan granted by Mr. William Carrington to Palladium, together with all accrued interest on such loan.

Section 5.19 Financial Statements. On or before May 28, 2008, the Seller shall deliver to the Buyer the financial statements (including balance sheet and related statement of income), shareholders’ equity and cash flows of Palladium for the semester ended March 31, 2008, and on or before June 5, 2008, the Seller shall deliver to the Buyer the (i) financial statements (including balance sheet and related statement of income), shareholders’ equity and cash flows of Pallinvest SAS for the fiscal year ended March 31, 2008, (ii) financial statements (including balance sheet and related statement of income), shareholders’ equity and cash flows of SC Spitfire Finance for the quarter ended March 31, 2008 and (iii) financial statements (including balance sheet and related statement of income), shareholders’ equity and cash flows of Vantage Finance SAS for the fiscal year ended March 31, 2008.

Section 5.20 By-Laws of the Company’s Subsidiaries. As soon as practicable after the date hereof and before the Funding Date, the Seller shall take, or cause to be taken, all necessary, proper or advisable action under applicable Law to (i) amend the by-laws (statuts) of each of SC Spitfire Finance, Pallinvest SAS, Vantage Finance SAS and Palladium such that (A) the Company shall be appointed as Président (or, in the case of SC Spitfire Finance, Gérant) of such company, in each case in the by-laws of the company concerned and for an unlimited mandate and (B) the fiscal year for each such company shall begin on January 1 and end on December 31 of each year and (ii) cause Grant Thornton International to be appointed as a co-statutory auditor (commissaire aux comptes).

Section 5.21 Share Transfer Registry and Shareholder Accounts. On or prior to the Funding Date, the Seller, as Président of the Company, shall (i) deliver the share transfer registries (registre des mouvements de titres) and shareholder accounts (comptes d’actionnaire) of the Company into Escrow and (ii) take all necessary actions such that, from and after the Closing Date and subject to the Closing, the Buyer shall keep and be responsible for maintaining the share transfer registries (registre des mouvements de titres) and shareholder accounts (comptes d’actionnaire) of the Company, including delivering a letter executed by the Seller, as Président of the Company, to the Buyer on the Funding Date evidencing such authority.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of the Buyer, the Seller, the Company and Palladium to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Funding Date, of the following conditions, at or prior to the Closing Date, of the following conditions in Section 6.1(a), or at or prior to the Future Closing Date, of the following conditions, as applicable, any of which may, to the extent permitted by applicable Law, be waived in writing by the agreement of all such parties:

(a) No Action by any Governmental Authority shall have been instituted which questions the validity or legality of the transactions contemplated hereby or the Ancillary Agreements and which could reasonably be expected to adversely affect the assets of the Company or any of its Subsidiaries materially if the transactions contemplated hereby or thereby are consummated. There shall not be any Law or judgment, decision, consent decree, injunction, ruling, order, assessment or writ of any Governmental Authority that is binding on any Person or its property under applicable Law that enjoins or makes the transactions contemplated hereby or thereby illegal or otherwise prohibited.

(b) Any governmental or regulatory notices or approvals required under any applicable Law to carry out the transactions contemplated by this Agreement or the Ancillary Agreements shall have been obtained and the parties shall have complied with all Laws applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, including, with respect to the acquisition of the Other Shares, the Buyer and the Seller shall have obtained any antitrust clearances that may be required therefor (should any such clearances be necessary).

Section 6.2 Conditions to Obligations of the Seller, the Company and Palladium. The obligations of the Seller, the Company and Palladium to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Funding Date or the Future Closing Date, as applicable, of each of the following conditions, any of which may be waived in writing by the Seller in his sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct both when made and as of the Funding Date or the Future Closing Date, as applicable, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Funding Date or the Future Closing Date, as applicable. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Ancillary Agreements. The Seller shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Seller, the Company or Palladium.

Section 6.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Funding Date, of each of the following conditions (other than the conditions set forth in Section 6.3(r)), or at or prior to the Closing, of the conditions set forth in Section 6.3(r), or at or prior to the Future Closing Date, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Seller, the Company and Palladium contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct both when made and as of the Funding Date or the Future Closing Date, as applicable, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. For purposes of the Future Closing Date, this Section 6.3(a) shall only apply to the representations and warranties in Sections 3.2, 3.4 and 3.24. The Seller, the Company and Palladium, as applicable, shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Funding Date or the Future Closing Date, as applicable. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences.

(b) Consents and Approvals. The authorizations, consents, orders and approvals set forth in Schedule 6.3(b) shall have been received and shall be satisfactory in form and substance so as to be valid and effective in accordance with French law and, when applicable, in accordance with the terms of this Agreement and any Exhibit hereto.

(c) No Litigation. No Action shall be pending or threatened (i) challenging the transactions contemplated by this Agreement (including the Restructuring) or any Ancillary Agreement or otherwise seeking damages in connection therewith or (ii) seeking to prohibit or limit the ability of the Buyer to exercise full rights of ownership of the Shares or the Other Shares, as applicable, after the Closing Date or the Future Closing Date, as applicable.

(d) Ancillary Agreements. The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer (or the Designated Lender).

(e) Legal Opinion. The Buyer’s counsel shall have received a legal opinion from Requet Chabanel, dated as of the Funding Date, substantially in the form of Exhibit D.

(f) No Material Adverse Effect. There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(g) Consent of Banks. The banks set forth on Schedule 6.3(g) shall have (i) consented in writing to the transactions contemplated by this Agreement and the Restructuring and (ii) waived in writing any right they may have to require an early repayment of the facilities granted by them as a result of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, or otherwise, and the Seller shall have delivered such documentation to the Buyer and such documentation shall remain in full force and effect.

(h) ARFI. The Seller shall have validly (i) formed the Company as a simplified joint stock company (société par actions simplifieé) under the laws of France, (ii) taken any necessary actions such that the Company be bound by the provisions of this Agreement in the same manner as if it had been an original signatory hereof, (iii) substituted the Company in all his rights and obligations under the Options, and (iv) contributed to the Company his shares in each of SC Spitfire Finance and Vantage Finance SAS.

(i) Representatives. The Seller shall have resigned from his functions as président or gérant, as applicable, of each of the Company’s Subsidiaries without any indemnity, and each of the Company and the Restructure Subs shall have taken all necessary corporate actions such that the Seller shall be the Président of the Company and the Company shall be the Président or gérant, as applicable, of each of the Company’s Subsidiaries.

(j) Restructuring. The Seller shall have delivered to the Buyer all original documents relating to the purchase by and contribution to the Company of all of the shares of SC Spitfire Finance, Vantage Finance SAS and Pallinvest SAS, including the original copy of the Options and of the letters of exercise of the Options and substitution of the Company into his rights and obligations under the Options, the share purchase agreements, share transfer forms and modifications of the by-laws of SC Spitfire Finance.

(k) Evidence of Shares. The Seller shall have delivered to the Buyer’s counsel, to be held in escrow by such counsel (“Escrow”) and released automatically to the Buyer on the Closing Date, (i) the share transfer registries (registre des mouvements de titres) of the Company, (ii) the shareholder accounts (comptes d’actionnaire) with the Company and (iii) a duly executed stock transfer form (ordre de mouvement) transferring the ownership of the Shares to the Buyer. With respect to the Future Closing, the Seller shall have delivered to the Buyer a duly executed stock transfer form (ordre de mouvement) transferring the ownership of the Other Shares to the Buyer.

(l) Resolutions. The Company shall have delivered to the Buyer certified copies of the Company’s resolutions of its board of directors and of its shareholders approving the execution and delivery of this Agreement and the transactions contemplated hereby. The Seller shall have also delivered to the Buyer a certified copy of the minutes of the meetings of the shareholders of each of SC Spitfire Finance, Pallinvest SAS and Vantage Finance SAS authorizing the transfer of their shares by the Seller and the Minority Shareholders to the Company, as contemplated by Section 5.10(c)(vi) and in accordance with French law and the by-laws of the relevant companies.

(m) Extrait K-Bis and By-Laws of the Company. The Seller shall have furnished to the Buyer a complete and correct copy of the certificate of incorporation (extrait K-Bis) of the Company. The Seller shall have taken or caused to be taken all necessary corporate actions such that the by-laws (statuts) of the Company shall be as set forth on Exhibit B.

(n) Intellectual Property. The Seller shall have prepared, executed and delivered to the Buyer all documentation necessary to provide for exclusive ownership of all Intellectual Property identified on Schedule 3.16.

(o) Minority Shareholders. The Seller shall have delivered evidence satisfactory to the Buyer at least five (5) Business Days prior to the Funding Date that copies of this Agreement and the Ancillary Agreements were delivered to the Minority Shareholders at least fifteen (15) days prior to the Funding Date and the date of execution by the Minority Shareholders of the Share Transfer Agreement referred to in Section 5.10(c)(i). The Seller shall have delivered to the Buyer executed waivers and releases from the Minority Shareholders as contemplated by Section 5.10 and notably in the form of the Share Transfer Agreement attached hereto as Exhibit E.

(p) Financial Statements. The Seller shall have delivered to the Buyer the Financial Statements required to be delivered pursuant to Section 5.19, and such Financial Statements shall not reflect a deterioration of any of (i) goods inventory; accounts receivable; claims; current accounts; cash; short term loan notes; current accounts; or accounts payable by more than five percent (5%) or (ii) shareholders’ equity by more than fifteen percent (15%), each as compared to the good faith estimates of such metrics set forth on Schedule 6.3(p).

(q) Share Transfer Registry and Shareholder Accounts. The Seller shall have delivered to the Buyer a letter executed by the Seller, as Président of the Company, and reasonably acceptable to the Buyer, evidencing the transfer of authority to the Buyer, as of and subject to the Closing, to keep and maintain the share transfer registries (registre des mouvements de titres) and shareholder accounts (comptes d’actionnaire) of the Company.

(r) Evidence of Payments due to the Minority Shareholders. The Seller shall have delivered to the Buyer evidence of the delivery to the Minority Shareholders of the payments required by Sections 5.10(e) and (f), and the Seller shall have validly caused the Company to purchase all of the minority equity or other ownership interests of the Subsidiaries, as contemplated by Section 5.10 and all in accordance with the terms of the Options.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification. The Seller agrees to indemnify and hold harmless the Buyer, or at the request of the Buyer any of its officers, directors, employees, stockholders, partners and agents (together with the Buyer, the “Covered Parties”) from and against (i) fifty-seven percent (57%) of any losses, liabilities, obligations, damages, penalties, actions, proceedings, judgments, suits, claims, costs, fees, expenses and disbursements (including, without limitation, reasonable attorneys’ fees and disbursements) of any kind (“Losses”) up to the Future Closing Date, and (ii) one hundred percent (100%) of Losses from and after the Future Closing Date (as determined pursuant to Section 5.12(f) or Section 8.1), which may be imposed upon, incurred by or asserted against any of the Covered Parties, the Company or any of its Subsidiaries or any of their respective officers, directors and employees as a result of or arising out of:

(a) the Buyer’s status as a shareholder of the Company;

(b) the Buyer having entered into this Agreement, the Amendment No. 1 to the Agreement entered into on June [2], 2009, the Amendment No. 2 to the Agreement entered into on May [1], 2010 or any of the Ancillary Agreements;

(c) any fact, event or circumstance constituting an untrue representation or breach of any representation or warranty of the Seller contained herein;

(d) any failure by the Seller to perform any covenants or agreement contained herein or in any certificate or document delivered pursuant hereto;

(e) any Environmental Law applicable to the Company or its Subsidiaries;

(f) otherwise relating to or arising out of the transactions contemplated hereby;

(g) any loss of the right to use Tax losses carry-forward resulting from any event occurring before or on the Closing against future taxable income; or

(h) Palladium’s failure to organize in due time the election of the worker’s representatives as disclosed in Schedule 3.13.

Notwithstanding the foregoing the Seller shall not be obligated to indemnify the Covered Parties from and against any Losses arising from a breach of a representation and warranty relating to (A) the Marks and rights thereto set forth in Schedule 3.16(i) (except with respect to a breach of a representation or warranty set forth in Section 3.16(i)), and (B) the purchase of Intellectual Property by Palladium from Consolidated Shoe in March 2008, and the subsequent transfer of such Intellectual Property to the Buyer, and (C) the purchase of Intellectual Property by K Swiss from Palladium, and the subsequent transfer of such Intellectual Property to the Buyer following the section 8.4.

For purposes of clarification, the Seller shall not be obligated to indemnify the Covered Parties from and against any specific Losses more than one time for such Losses.

Each of the Company and Palladium agrees, jointly and severally, to indemnify and hold harmless the Buyer from and against any Losses which may be imposed upon, incurred by or asserted against the Buyer, the Company or any of its Subsidiaries or any of their respective officers, directors and employees as a result of or arising out of:

(i) any fact, event or circumstance constituting an untrue representation or breach of any representation or warranty of the Company or Palladium, as applicable, contained herein; or

(ii) any failure by the Company or Palladium, as applicable, to perform any covenants or agreement contained herein or in any certificate or document delivered pursuant hereto.

Section 7.2 Limitation on Indemnity Claims.

(a) If the Seller, the Company or Palladium has any indemnification liability to a Covered Party arising under this Agreement, the amounts due in satisfaction of that liability shall be equal to the full amount of the Losses imposed upon, incurred by or asserted against any of the Covered Parties, the Company or any of its Subsidiaries; provided, however, that, with respect to the obligation to indemnify and hold harmless the Covered Parties for their Losses pursuant to Section 7.1(c), such obligation to indemnify and hold harmless the Covered Parties for all their Losses shall only apply after such Losses exceed EUR Fifty Thousand (€50,000) (the “Deductible”) in the aggregate; provided, further that, except as provided in Sections 7.2(b) and 7.2(f), in no case shall the obligation to indemnify and hold harmless the Covered Parties for their Losses pursuant to this Article VII apply to Losses in excess of (i) EUR One Million Five Hundred Thousand (€1,500,000) for so long as the Seller holds forty-three percent (43%) of the Equity Interests and (ii) EUR Three Million Four Hundred Thousand (€3,400,000) from and after the Future Closing Date (collectively, the “Cap Amounts”). In the event of any offset pursuant to Section 7.2(f), the Cap Amounts shall only apply to Losses in excess of the Offset Amount, if any.

(b) Notwithstanding the foregoing provisions of Section 7.2(a), (i) the limitations contained in Section 7.2(a) with respect to the Deductible and the Cap Amounts shall not apply to any Losses to the extent it is finally determined that any such Losses resulted from the Seller’s or any Person controlled by the Seller’s gross negligence, fraud or intentional or willful misconduct and (ii) the Seller, the Company and/or Palladium shall not be liable for such indemnification to the Covered Parties to the extent that it is finally determined that any such Losses resulted from the Buyer’s or any Person controlled by the Buyer’s gross negligence, fraud or intentional or willful misconduct.

(c) Any indemnification obligation of the Seller pursuant to this Article VII, and at the option of the Buyer in its sole discretion, may be offset against any payment obligation of the Buyer to the Seller for the Other Shares pursuant to Section 5.12.

(d) Furthermore, with respect to carried forward Tax losses, any reduction of the existing carried forward Tax losses of the Company or any of its Subsidiaries as described in Schedule 3.17(g) resulting from a reassessment by any Taxing authority will be deemed to be an indemnifiable Loss pursuant to this Article VII in an amount of such reduction multiplied by the applicable effective corporate income tax rate as at the date of the claim made by the Buyer in respect of such reduction under this Agreement.

(e) The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts recovered by such Covered Party under insurance policies or other collateral sources with respect to such Losses in excess of the sum of (i) reasonable, out-of-pocket costs and expenses relating to collection under such policies or other collateral sources, and (ii) the deductible associated therewith to the extent actually paid, except to the extent such insurance policy was established or purchased by the Buyer or its Affiliate where the Company is named as an additional insured (a “Buyer’s Policy”). Notwithstanding the foregoing, to the extent a Covered Party, in its sole and absolute discretion, seeks recovery for any Losses under a Buyer’s Policy, the amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts recovered by such Covered Party under insurance policies or other collateral sources with respect to such Losses in excess of the sum of (i) reasonable, out-of-pocket costs and expenses relating to collection under such policies or other collateral sources, and (ii) the deductible associated therewith to the extent actually paid.

(f) Notwithstanding the Cap Amounts set forth in Section 7.2(a), the amount of any Losses for which indemnification is provided under Section 7.1 shall be offset against the net result (the “Offset Amount”) of (i) any amounts finally determined and actually received by Palladium from those lawsuits set forth in Schedule 7.2(f) (after deduction of any corporate income tax or other Taxes incurred by the Company or any of its Subsidiaries on such amounts) at the time such Losses must be paid by the Seller in accordance with Section 7.5, less (ii) all costs and expenses of the Buyer and the Company and its Subsidiaries relating to such lawsuits (including, without limitation, the fees of their counsels and any amounts to be paid by the Company or any of its Subsidiaries to any third party as a result of any counterclaim) and the Covered Party shall be entitled to indemnification for the full amount of any Losses actually offset by any Offset Amounts irrespective of any Cap Amount. For purposes of clarification, in the event of any offset pursuant to this Section 7.2(f), the Covered Party must first seek indemnification for any Losses under this Article VII against any Offset Amounts and thereafter against the Seller for Losses in excess of any Offset Amounts up to the Cap Amount.

Section 7.3 Claim Period. The Buyer shall only be entitled to make claims against the Seller and any other indemnifying party under Sections 7.1(c), (e) and (g) until (i) March 31, 2012 in respect of any matter other than the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.7, 3.17 and 3.18; (ii) 120 days following the expiration of the applicable statute of limitations in respect of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.7 and 3.18. and (iii) on the sixth anniversary of the Closing Date in respect of the representations and warranties set forth in Section 3.17. For Tax purposes, the expiration of the applicable statute of limitations shall mean the last day on which the Tax administration can claim the payment of additional Taxes or reduce carry forward losses.

Notwithstanding the foregoing, the Buyer shall be entitled to make claims against the Seller and any other indemnifying party under Section 7.1 for any fact, event or circumstance constituting, as at the Future Closing Date, an untrue representation or breach of any representation or warranty of the Seller as at such date contained herein, until the expiration of a six month period of time following the end of the third year ended after the Future Closing Date.

Section 7.4 Notice of Claims.

(a) The Buyer or, if so requested by the Buyer, any other Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 7.3, give to the Seller, the Company or Palladium, as applicable, a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any Action by or against a third Person as to which indemnification will be sought shall be given promptly after the Buyer becomes aware that such Action is commenced (either as a result of information provided by the Seller (acting in its capacity as Président of the Company or otherwise); and provided further, that failure to give such notice shall not affect such Covered Party’s right to indemnification hereunder except to the extent the Seller, the Company or Palladium, as applicable, shall have been materially prejudiced by such failure.

(b) In respect of claims that are not third party claims, the Seller shall have 30 days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and pay such amount to such Covered Party in immediately available funds or (ii) to provide such Covered Party with notice that he disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). If the Seller does not respond to a Claim Notice within such 30 day period, the amount or the method of computation of the amount of such claim shall be final and binding on the Seller. Within 15 days after the giving of the Dispute Notice, the Seller and such Covered Party shall negotiate in a bona fide attempt to resolve the matter. If the Seller and such Covered Party cannot resolve the matter within such 15 days, the matter shall be submitted to arbitration pursuant to Section 10.9.

(c) If a claim by a third Person is made against a Covered Party, the Company or any of its Subsidiaries, and if such Covered Party intends to seek indemnity with respect thereto under this Article VII, such Covered Party shall promptly, after having become aware of such claim, notify the Seller in writing of such claims, setting forth such claims in reasonable detail. The Seller shall be relieved of his indemnification obligations hereunder to the extent that notice is not delivered promptly after the Covered Party becomes or has been made aware of such claim and the Seller is materially prejudiced thereby. The Seller shall have 20 days after receipt of such notice to deliver to the Covered Party a written acknowledgement that such claim is an indemnifiable claim under this Article VII, that he will undertake, conduct and control (in accordance with the terms hereof), through counsel of his own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at his own expense, the settlement or defense thereof, and the Covered Party shall cooperate with him in connection therewith; provided that the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense. In the event the Seller has provided written notice of his election to undertake the defense of a claim, the Covered Party may instead elect to conduct and control the defense of such claim at its own expense if the Covered Party releases the Seller from any indemnification obligations hereunder for such claim. So long as the Seller is reasonably contesting any such claim in good faith, the Covered Party shall not pay or settle any such claim without the prior written consent of the Seller. If the Seller does not notify the Covered Party within 20 days after receipt of the Covered Party’s notice of a claim of indemnity hereunder that he elects to undertake the defense thereof, the Covered Party shall have the right to undertake, at the Seller’s cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Seller shall not, except with the consent of the Covered Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

Notwithstanding the foregoing, the Seller shall not be entitled to (i) control any claim relating to Taxes of the Buyer, the Company or their Subsidiaries for any period ending after the Closing Date and (ii) shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of the Buyer, the Company or their Subsidiaries for Taxes for any period (or portion thereof) after the Closing Date, without the prior written consent of the Buyer (which shall not be unreasonably withheld or delayed); provided, however, that to the extent that claims referred to in clause (i) cover a Tax claim for a period prior to the Closing Date and the Seller has acknowledged in writing that the Buyer is entitled to indemnity hereunder arising from such claim, (A) the Buyer shall consult with the Seller and offer the Seller a reasonable opportunity to comment before submitting any written materials prepared or furnished with respect to such claim, (B) the Buyer shall defend such claim diligently and in good faith as if it were the only party in interest in connection with such claim, (C) the Buyer shall provide the Seller copies of any written materials relating to such claim received from the relevant Tax authority, and (D) the Buyer shall not settle or compromise such claim without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed).

Section 7.5 Payment. Payment of amounts due under this Article VII shall be made promptly as and when finally incurred by wire transfer of immediately available funds to an account designated in writing by the Buyer to the Seller; provided, that any amounts due with respect to Taxes shall be due on the date on which the Covered Party or the Company or any of its Subsidiaries receives notification for Tax reassessment. Any amounts shall be deemed to be “finally incurred” and payable under this Agreement as from the earlier of (i) an agreement between the Seller and the Buyer on a notified Claim, (ii) a settlement agreement in accordance with article 2044 of the French Civil Code being concluded between the Buyer and the Seller or (iii) a final judgment, award, order, or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the parties and the subject matter of such claim or to which such claim was submitted for resolution of joint agreement between the Seller and the Buyer. Notwithstanding the foregoing, in the event of a reassessment notified by any authority responsible for assessing or collecting any Taxes pursuant to which the Seller would be obligated to indemnify any Covered Parties hereunder, any amounts due by the Seller as a result of a disbursement to be made by the Company or any of its Subsidiaries shall be paid in cash promptly as and when such disbursement shall be made by the Company or any of its Subsidiaries, unless the Seller elects to provide, at its costs, guarantees in accordance with applicable Law.

Section 7.6 Information. The Seller shall inform the Buyer of any Losses which may give rise to indemnification hereunder, arising within the time limits provided for in Section 7.3, as soon as he becomes aware of the fact, event or action giving rise to such Losses. In addition, upon request from the Buyer, the Seller shall provide the Buyer and its Representatives with all appropriate information and documents relating to the compliance with or breach of any of the Seller’s representations and warranties under this Agreement or any Ancillary Agreement.

Section 7.7 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation or warranty contained herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

ARTICLE VIII

SHAREHOLDERS’ RIGHTS

Section 8.1 Shareholders and Présidents.

(a) For the period between the Closing Date and the Final Variable Purchase Price Payment Date:

(i) Intentionally Omitted

(ii) the Seller shall be Président of the Company unless and until (A) the Seller is removed from his functions as Président of the Company with or without cause, in accordance with the by-laws of the Company, or (B) the Seller resigns as the Président of the Company voluntarily;

(iii) the compensation of the Seller as Président of the Company shall be €200,000 per annum plus use of a company car substantially similar to the company car used by the Seller on the date hereof as described on Schedule 8.l(a)(iii) and reasonably acceptable to the Buyer, unless and until the Buyer and the Seller decide otherwise; and

(iv) unless otherwise agreed in writing by the Buyer, the Company shall be at all times the sole Président or the sole Gérant of each of the Company’s Subsidiaries.

(b) In the event the Seller is removed as Président of the Company with or without cause, or the Seller resigns voluntarily, in either case prior to the Final Variable Purchase Price Payment Date, the Seller shall be entitled to the payments contemplated by Section 5.17, and the Seller shall have the option to elect whether the Variable Future Purchase Price shall be calculated based on (A) the twelve month period ended December 31 of the year preceding his termination or resignation; provided, that, for any resignation or termination in 2009, the twelve month period shall end on September 30, 2008, or (B) the twelve month period ended December 31, 2012. The Seller shall deliver written notice of such election to the Buyer within fifteen (15) days of such removal or resignation. In the event the Seller elects to calculate the Variable Future Purchase Price based on the twelve month period ended December 31 of the year preceding his removal or resignation (or September 30, 2008), the provisions of Section 5.12 shall be adjusted appropriately to account for such previous year and the notice sent by the Buyer shall include the Buyer’s calculation of the Variable Future Purchase Price (or the Adjusted Variable Future Purchase Price in the event the removal of the Seller as Président of the Company occurs after June 30 of such year).

Section 8.2 Intentionally Omitted.

Section 8.3 Major Business Decisions. Except as expressly contemplated by this Agreement, for so long as the Seller is Président of the Company, the Seller, as Président of the Company (including acting in the Company’s capacity as Président or Gérant of the Company’s Subsidiaries), shall (i) not do and shall cause the Company or any of its Subsidiaries not to do any of the following acts unless and until the same has been approved in writing by the Buyer and (ii) take and shall cause the Company or such Subsidiary to take any and all necessary or desirable actions to do any of the following acts as requested in writing by the Buyer:

(a) propose to the shareholders’ meeting of the Company or each of its Subsidiaries, or vote any resolution, or use any authorizations or powers granted by the shareholders’ meeting of the Company or each of its Subsidiaries, and more generally take any action within the powers of the President of the Company (including acting in the Company’s capacity as Président or Gérant of the Company’s Subsidiaries) pertaining to:

(i) any amendment to the Company’s or any of its Subsidiaries’ by-laws (statuts);

(ii) the issuance of shares or any other form of equity or other ownership interest (or any right or interest exercisable or convertible into an equity or other ownership interest) in the Company or any of its Subsidiaries;

(iii) the approval of any transfer of shares in any of the Company’s Subsidiaries;

(iv) the modification of the corporate governance of any of the Company’s Subsidiaries, including the appointment or removal of any manager (including any Président, Gérant, or Directeur Général) or board member;

(b) declare or pay a cash or other dividend or distribution on the Company’s or any of its Subsidiaries’ outstanding equity or other ownership interests, including any interim dividend (acomptes sur dividends);

(c) enter into any compensation arrangement between the Company or any of its Subsidiaries and any executive officer providing for aggregate annual compensation, including the fair value of any equity interests granted or expected to be granted, in excess of €75,000, or represents an aggregate compensation increase greater than or equal to 5% of such executive officer’s existing compensation;

(d) materially change the terms of any Plan or employee agreement or increase (or commit, orally or in writing, to increase) compensation or benefits payable under any Plan (including accelerating the right to receive benefits or payments thereunder), or increase the rate of compensation of employees or directors generally, except in the ordinary course of business;

(e) adopt (or commit, orally or in writing, to adopt) a new Plan or terminate (or commit, orally or in writing, to terminate) any existing Plan;

(f) incur any additional indebtedness, whether through the entering into new facility agreements or in connection with the increase of any existing facilities or otherwise;

(g) loan to, or guarantee or assume any loan or obligation on behalf of, any director, officer, employee or shareholder of the Company or any of its Subsidiaries (other than loans not in excess of €10,000 individually or €20,000 in the aggregate to any employee of the Company or any of its Subsidiaries);

(h) create or provide for any guarantee, indemnity, counter-indemnity, letter of comfort or other similar Contract to secure an obligation of a third party;

(i) create, assume or suffer the existence of any Encumbrance on any assets or equity or other ownership interests of the Company or any of its Subsidiaries (including all Company IP), except in the ordinary course of business;

(j) enter into, amend or modify in any material respect or terminate any Contract that (i) involves a future or potential Liability or receivable, as the case may be, in excess of €25,000 on an annual basis or in excess of €50,000 over the current Contract term, (ii) has a term greater than one year and cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment and without more than 90 days’ notice, or (iii) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company or any of its Subsidiaries;

(k) enter into, amend or modify in any material respect or terminate any broker, distributor, supplier, licensing, design, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase Contract;

(l) enter into, amend or modify in any material respect or terminate any sales promotion, market research, marketing, consulting or advertising Contract, other than as contemplated by the annual business plans and/or budgets of the Company and its Subsidiaries as approved by the Buyer pursuant to Section 8.3(t);

(m) enter into any new joint venture, partnership, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(n) enter into any transaction with any Related Party of the Company or any of its Subsidiaries;

(o) make or commit to make any capital expenditure or group of related capital expenditures equal to or in excess of €100,000;

(p) enter into, commit to or propose any extraordinary corporate transaction, including any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or other altering of the Company’s or any of its Subsidiaries’ corporate structure;

(q) purchase or otherwise acquire, or sell, lease, license, transfer or otherwise dispose of, any business segment, or any equity or other financial interests in any company or other undertaking (including any share in the Company’s or any of its Subsidiary’s share capital), or otherwise create any business division or subsidiary;

(r) sell, lease, license, transfer or otherwise dispose of any right in any Intellectual Property used or owned at any time by the Company or any of its Subsidiaries;

(s) purchase or otherwise acquire, or sell, lease, license, transfer or otherwise dispose of any material asset, property or right of the Company or any of its Subsidiaries (other than Intellectual Property rights referred to in the above paragraph) for an amount in excess of €10,000;

(t) adopt, amend or otherwise materially change the Company’s or any of its Subsidiaries’ annual business plan and budget for each fiscal year;

(u) materially alter the Company’s or any of its Subsidiaries’ product type or product mix (the Seller expressly acknowledging and agreeing that the Buyer shall have the right and power to direct the operations and the business of the Company and its Subsidiaries after the Closing Date, including, subject to market conditions, focusing the Company’s and its Subsidiaries’ production, marketing and sales strategy primarily on Palladium’s Pampa shoe and models that have a similar trade dress or appearance);

(v) file or assert against a third party, or settle, any dispute, claim or litigation where the amount to be paid, written off or received is €15,000 or more; provided, that the Buyer must approve the settlement of any claim (regardless of amount) involving an allegation of fraud, deceit, misrepresentation or any similar claim (including moral turpitude) against the Company or any of its Subsidiaries; and

(w) change the Company’s or any of its Subsidiaries’ accounting principles, methods or practices or the manner in which such entity keeps its books and records, or change any of its current practices with regard to sales, receivables, payables, accrued expenses or accrued bonuses, except as required by GAAP.

Section 8.4 Palladium Intellectual Property. The Buyer and the Seller contemplate that on a date to be determined by the Buyer after the Closing Date, all of the Palladium Intellectual Property shall be transferred to an Affiliate of the Buyer for the then fair market value of the Palladium Intellectual Property. The then fair market value shall be an amount mutually agreed upon by the Buyer and the Seller, or if such parties cannot agree, as determined by an independent appraiser to be appointed by the Buyer. Pursuant to such transfer, the Seller, as Président of the Company (including acting in the Company’s capacity as Président or Gérant of the Company’s Subsidiaries), shall cooperate promptly and fully with the Buyer, including executing any necessary documents and taking any other necessary or desirable actions, to transfer validly the Palladium Intellectual Property to such Affiliate of the Buyer.

Section 8.5 Post-Closing Restructuring. The Buyer and the Seller contemplate that on any date to be determined by the Buyer after the Closing Date (i) a tax consolidated group including the Company (as the head of the tax group), SC Spitfire Finance, Pallinvest SAS, Vantage Finance SAS and Palladium shall be established and/or (ii) all or part of these companies shall be merged, converted into another corporate form or otherwise reorganized, in one or several operations, as decided by the Buyer. The Seller, as Président of the Company (including acting in the Company’s capacity as Président or Gérant of the Company’s Subsidiaries) and shareholder of the Company, shall cooperate promptly and fully with the Buyer, the Company and the Subsidiaries, including by voting any decisions, executing any necessary documents and taking any other necessary or desirable actions, to carry out any such restructuring transactions at the request of the Buyer.

Section 8.6 Information.

(a) For so long as the Buyer holds any Equity Interests of the Company, the Buyer shall have free and unrestricted access to the properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries, and the Seller shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request. Without limited the generality of the foregoing, for so long as the Seller shall be the Président of the Company (or any successor thereof), the Seller shall cause the Company and its Subsidiaries (or their respective successors) to prepare and deliver to its shareholders (i) audited financial statements within 18 days after the end of each fiscal year; (ii) audited quarterly financial statements within 10 days of the end of each fiscal quarter; (iii) such other financial reports as may be reasonably necessary to enable the Buyer to comply with applicable rules and regulations, including, but not limited to, the rules and regulations promulgated by the United States Securities and Exchange Commission and the NASDAQ Stock Market; and (iv) an annual budget (as approved by the Buyer pursuant to Section 8.3(t)) within 30 days prior to the end of each fiscal year.

(b) In the event the Seller is no longer Président of the Company and for so long as the Seller is not fully paid the Final Variable Future Purchase Price (or the Adjusted Variable Future Purchase Price, as the case may be), the Buyer shall cause the Company and its Subsidiaries (or their respective successors) to prepare and deliver to the Seller (a) audited financial statements (without notes thereto) within sixty (60) days after the end of each fiscal year; (b) unaudited quarterly financial statements (without notes thereto) within ten (10) days of the end of each fiscal quarter and (c) audited financial statements (with notes thereto) within ninety (90) days after the end of each fiscal year. For purposes of clarification, the financial statements referred to herein shall be included in the consolidated financial statements of the Buyer.

(c) In the event the Buyer causes the transfer of any Palladium Brands and for so long as the Seller is not fully paid the Final Variable Future Purchase Price (or the Adjusted Variable Future Purchase Price, as the case may be), the Buyer shall and shall cause any Brand Transferee to prepare and deliver to the Seller with respect to each Country (a) audited financial statements (without notes thereto) within sixty (60) days after the end of each fiscal year figuring the EBITDA and the Turnover and (b) unaudited quarterly financial statements (without notes thereto) within thirty (30) days of the end of each fiscal quarter figuring the EBITDA and the Turnover. For purposes of clarification, the financial statements referred to herein shall be included in the consolidated financial statements of the Buyer. Notes will be included only in the consolidated financial statements.

Section 8.7 Statutory Auditors. Grant Thornton International shall be appointed as statutory auditors (commissaire aux comptes) of the Company and its Subsidiaries; provided, that Grant Thornton International shall be a co-statutory auditor (commissaire aux comptes) for each of the Company’s Subsidiaries until expiration of the mandated six-year term of the current statutory auditors (commissaire aux comptes) of the Company’s Subsidiaries. The alternate statutory auditor for the Company and its Subsidiaries shall be such Person as designated by Grant Thornton International. The by-laws (statuts) of the Company shall reflect such appointment.

Section 8.8 Term. The covenants set forth in this Article VIII shall be deemed to be continuing and shall have a term expiring on the earliest to occur of the termination of this Agreement pursuant to Section 9.1, the Final Variable Purchase Price Payment Date, or December 31, 2013, if the Final Variable Purchase Price Payment Date does not occur prior thereto.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Funding Date (i) in the event the Seller, the Company or Palladium has materially breached any representation, warranty, or covenant contained in this Agreement, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach; (ii) if any of the conditions set forth in Section 6.3 (other than those conditions set forth in Section 6.3(r)) shall have become incapable of fulfillment prior to the Funding Date, provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available if the failure of the Buyer to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date, or (iii) an event or condition occurs that has or is reasonably likely to have a Material Adverse Effect.

(b) If the Funding Date does not occur prior to June 17, 2008, this Agreement shall immediately become void and there shall be no liability on the part of the parties hereof.

(c) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing Date if any of the conditions set forth in Section 6.1(a) or Section 6.3(r) shall have become incapable of fulfillment on or prior to the Closing Date, provided that the right to terminate this Agreement shall not be available if the failure of the Buyer to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date.

(d) If the Closing Date does not occur prior to July 8, 2008, this Agreement shall immediately become void and there shall be no liability on the part of the parties hereof, except to the extent set forth in the Loan Agreement provided that the right to terminate this Agreement shall not be available to a party hereto if the failure of such party to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing Date to occur on or prior to such date.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall immediately become void and there shall be no liability on the part of the parties hereof except (i) for the provisions of Sections 3.26 and 4.4 relating to broker’s fees and finder’s fees, Section 5.7 relating to confidentiality, Section 5.9 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to arbitration and this Article IX and (ii) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 10.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such individual or a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Christophe Mortemousque

54 route de Collonges

SAINT CYR AU MONT D’OR (69450), FRANCE

Facsimile: ___________________

Email: c.mortemousque@wanadoo.fr

Email2: cm@palladium.fr

with a copy (which shall not constitute notice) to:

Requet Chabanel

12 rue de la République

LYON (69002) FRANCE

Attention: Renaud Gignoux

Facsimile: +334 72 10 22 90

Email: renaud.gignoux@requetchabanel.com

(ii)	if to the Company, to:

ARFI

220 route de Grenoble

SAINT PRIEST (69800) FRANCE

Attention: Christophe Mortemousque

Facsimile: +334 72 79 30 01

Email: cm@palladium.fr

(iii)	if to Palladium, to:

Palladium

220 route de Grenoble

SAINT PRIEST (69800) FRANCE

Attention: Christophe Mortemousque

Facsimile: +334 72 79 30 01

Email: cm@palladium.fr

with a copy (which shall not constitute notice) to:

Palladium

220 route de Grenoble SAINT PRIEST (69800) FR

Attention: François Golvet

Facsimile: +334 72 79 30 01

E mail: mailto:fgo@palladium.fr

(iv)	if to the Buyer, to:

K•Swiss Inc.

31248 Oak Crest Drive

Westlake Village, CA 91361

Attention: George Powlick

Facsimile: (818) 706-5397

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Attention: Jonathan K. Layne

Facsimile: (310) 552-7053

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any

Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7 No Third-Party Beneficiaries. Except as provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8 Governing Law. This Agreement and all disputes, controversies, differences or claims arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of France, with the exception of its conflict of law rules.

Section 10.9 Arbitration.

(a) Except as set forth in Sections 5.12, 5.13 and 8.4, any dispute, controversy, claim or difference between or among the parties (such parties being referred to individually as a “Disputing Party” and, together, as the “Disputing Parties”) arising out of or relating to this Agreement or the transactions contemplated hereby, or the interpretation, enforceability, performance, breach, termination or validity hereof, including this arbitration clause, which the parties are unable to resolve themselves, shall be solely and finally settled by binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration as modified by the provisions of this Section 10.9. The place of arbitration shall be Toronto, Ontario, Canada. The language of the arbitration shall be English, and all documents not in English submitted by any Disputing Party shall be accompanied by a translation mutually agreed-upon in writing into English. There shall be a single arbitrator (the “Arbitrator”), who shall be fluent in both English and French and shall have been engaged in the private practice of law for not less than fifteen (15) years immediately prior to appointment as Arbitrator pursuant to this Agreement. The Arbitrator shall not be a national or permanent resident of (or maintain a home residence in) France, the United States, or Switzerland. The Disputing Parties shall attempt to agree on the nomination of the Arbitrator within thirty (30) days from the date when the request for arbitration has been received by the respondent(s), failing which the Arbitrator shall be appointed by the ICC International Court of Arbitration, taking into account the language abilities, legal qualifications, and nationality/residence prohibitions as set out in this Section 10.9.

(b) It is the intent of the Disputing Parties that, barring extraordinary circumstances, the final Award should be rendered within one hundred eighty (180) days after the commencement of the arbitration. The Disputing Parties shall cooperate with the Arbitrator in seeking to achieve the delivery of the final Award in this time frame. Failure to adhere to this time frame shall not constitute a basis for challenging the Award. It is specifically understood and agreed that any Disputing Party may enforce any award rendered pursuant to the provisions of this Section 10.9 by bringing suit in any court of competent jurisdiction.

(c) To the extent this Section 10.9 is deemed a separate agreement, independent from this Agreement, Sections 10.1, 10.4 and 10.8 are incorporated herein by reference. All fees and expenses of the Arbitrator shall be allocated among the Disputing Parties in such manner as the Arbitrator shall determine to be appropriate under the circumstances. Except for the fees and expenses of the Arbitrator, each of the Disputing Parties shall bear its own costs of the arbitration.

Section 10.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.13 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, each of the Company, the Seller, Palladium and the Buyer has caused this Agreement to be executed as of the date first written above by himself or its officer thereunto duly authorized.

Christophe Mortemousque, on behalf of ARFI

/s/ Christophe Mortemousque
Christophe Mortemousque

Seller

/s/ Christophe Mortemousque
Christophe Mortemousque

Palladium

By:	/s/ Christophe Mortemousque
Name: Christophe Mortemousque
Title: President

K•Swiss Inc.

By:	/s/ George Powlick
Name: George Powlick Title: Vice President

Share Purchase and Shareholders’ Rights Agreement Signature Page